SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-1A
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 42

File No. 811-1144

THE FINANCE COMPANY OF PENNSYLVANIA

400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106
215-351-4778

Mr. Charles E. Mather III, President
400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106

THE FINANCE COMPANY OF PENNSYLVANIA
FORM N-1A

The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus.

PART A

Item 1. Front and Back Cover Pages — NOT REQUIRED

Item 2. Risk/Return Summary: Investment Objectives/Goals — NOT REQUIRED

Item 3. Risk/Return Summary: Fee Table — NOT REQUIRED

Item 4. Risk/Return Summary: Investments, Risks and Performance — NOT REQUIRED

Item 5. Management

Investment Advisers:

Cooke & Bieler, L.P. (“Cooke & Bieler”) acts as an investment adviser (without investment discretion) to the Company with respect to the Company’s portfolio of equity securities and investments.

Schroder Investment Management North America Inc. (“Schroders”) acts as an investment adviser to the Company with respect to the Company’s portfolio of fixed income securities and investments.

Portfolio Managers:

Cooke & Bieler

Portfolio Manager	Experience with the Company	Title with Adviser
Michael M. Meyer, CFA	Since 1993	Partner, Portfolio Manager and Research Analyst
Steve Lyons, CFA	Since 2006	Partner, Portfolio Manager and Research Analyst
Edward W. O’Connor, CFA	Since 2002	Partner, Portfolio Manager and Research Analyst
R. James O’Neil, CFA	Since 1988	Partner, Portfolio Manager and Research Analyst
Mehul Trivedi, CFA	Since 1998	Partner, Portfolio Manager and Research Analyst
William Weber, CFA	Since 2010	Principal, Portfolio Manager and Research Analyst
John Pickering	Since 2006	Partner and Portfolio Manager
Andrew Armstrong, CFA	Since 2014	Principal and Research Analyst

Schroders

Portfolio Manager	Experience with the Company	Title with Adviser
Susan Beck	Since 2005	Portfolio Manager
Dan Scholl	Since 2005	Portfolio Manager
Whitney Sweeney	Since 2006	Investment Director

Portfolio Manager	Experience with the Company	Title with Adviser
Ryan Haynes	Since 2005	Trader
Dennis C. Darling	Since 2008	Portfolio Manager

Item 6. Purchase and Sale of Fund Shares

The Company does not sell its shares. The Company does, however, hold itself ready to redeem any of its outstanding shares at net asset value as determined on the day of final tender of the shares or on the next day on which the New York Stock Exchange is open. Shares of the Company may be redeemed by mail by writing directly to the Company.

Item 7. Tax Information

For years prior to 2017, the Company has had the policy of designating its net capital gains (other than the portions of such gains that are considered distributed to redeeming shareholders) as “undistributed capital gains” which are subject to tax at corporate rates. The Company’s shareholders are required to include their share of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders are entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities.

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Item 8. Financial Intermediary Compensation — NOT APPLICABLE

Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings

The business purposes of the Company, as set forth in its Articles of Incorporation, are to own, purchase and sell securities of business enterprises of any nature whatsoever; to own, hold, use, purchase and sell real and personal property of any nature whatsoever as principal and not as agent; and to carry on the business of an open-end investment company, as defined under the provisions of the Pennsylvania Business Corporation Law (as in effect on December 29, 1961). The Company’s investment objective in carrying out its business as an investment company is to seek long-term appreciation of its shareholders’ capital. Further reference is made to Item 16 of Part B of this Registration Statement for a description of its investment policies.

The Company invests primarily in common stocks and to a lesser extent fixed income securities. It also invests in U.S. Treasury notes and bills and registered money market funds as a liquidity technique to cover redemptions and as a temporary investment pending a decision to redeploy the proceeds of securities that were sold. The Company may also invest in other registered investment companies and may write call options on securities it owns.

The authority to make, alter, amend or repeal these objectives is vested in the Board of Directors, subject to the power of the stockholders to approve such action. Item 16 of Part B identifies the investment policies of the Company which require stockholder approval to change.

The Board of Directors of the Company oversees the investment of its assets in order to preserve and grow capital and produce income for the stockholders. The Board utilizes the services of Cooke & Bieler to provide recommendations with respect to the investment of a portion of its equity holdings. Cooke & Bieler does not provide recommendations to the Board with respect to several of the Company’s holdings, such as PNC Financial Services Group Inc., Exxon Mobil Corporation, Coca Cola Co., fixed income securities, the international and small cap mutual funds in which the Company invests and the money market funds and other short term investments used for the Company’s liquidity needs, such as redemptions, dividends and taxes. Cooke & Bieler’s style can be characterized as value oriented, and thus the overall approach of the Company to its equity portfolio may also be characterized as a value style. The Company has engaged the services of Schroders to provide the day-to-day investment management of the portion of the Company’s assets devoted to fixed-income investments, which are limited to investment grade fixed-income investments or their unrated equivalents as determined by Schroders. If an investment grade security is subsequently downgraded to non-investment grade after purchase by the Company, the Company may continue to hold such security in the discretion of Schroders.

Schroders practices a duration-neutral, relative value fixed income discipline. The term duration neutral means that the duration of the Company’s fixed-income portfolio managed by Schroders will generally resemble the duration of the Barclays Aggregate Bond Index, the benchmark for the Company’s fixed-income portfolio managed by Schroders (the “benchmark”). As of March 31, 2017, the duration of the Company’s fixed-income portfolio was 5.49 years, and the duration of the benchmark was 6.00 years. Relative value refers to Schroders’ process of identifying the intrinsic value of a security based on certain characteristics (e.g., credit quality premium and structure premium) to determine a target yield for each security. The target yield is then compared to the yield of a risk-free security (i.e., Treasury Yield) of a similar maturity. Relative value can be assessed versus the risk-free rate and both within and across sectors. Schroders’ team focuses its efforts on identifying attractive issues from the bottom up, capitalizing on pricing inefficiencies identified through fundamental research. The Schroders team specifically avoids interest rate forecasting and sector rotation as they believe these techniques add no long-term value and cause unnecessary principal risk. When fully invested, the average effective duration of the Company’s fixed-income portfolio managed by Schroders will normally vary by no more than one year from the average effective duration of the benchmark.

The Company does not engage in active trading; on the contrary, it makes a value judgment on the worth of an organization and tends to hold the security for the long term. The Board considers its investment approach to be generally conservative, and thus the risks are those risks generally applicable to the equity and fixed income markets. It has limited (generally under 15% in the aggregate) exposure to international securities and small cap securities which may involve more risks than the generally broad market. Also, it has had a significant portion of its assets invested in PNC Bank Corp. and ExxonMobil Corporation, and thus is subject to the risks inherent in investing in banking institutions and oil and gas companies, respectively, and having a significant portion of its assets committed to two securities.

Risks of Non-Diversification and Focus on Banking and Oil and Gas Companies. The Company has held shares of PNC Bank Corp. and its predecessors for over 100 years. Its holdings in PNC stock amount to approximately 15.72% of its portfolio and its holdings of ExxonMobil amounted to approximately 12.68% of its portfolio, each as of March 31, 2017. While the rest of its portfolio is diversified among various sectors, the Company is subject to the risk that the banking industry and financial services sector and oil and gas companies generally will underperform the broader market, as well as the risk that issuers in those sectors will be impacted by market conditions, legislative or regulatory changes or competition. The Company may also be more susceptible to changes in interest rates and other market and economic factors that affect financial services firms, including the effect of interest rate changes on the share prices of those financial service firms. In addition, the Company will be subject to the risks applicable to the oil and gas sector. Companies in the oil and gas sector will be affected by changes in worldwide energy prices and exploration and production spending; adverse effects from changes in exchange rates, government regulation (e.g., higher taxes or other regulatory actions that increase costs), world events, economic conditions, warmer winters and increased energy efficiency; market, economic and political risks of the countries where these companies are located or do business; risk for environmental damage claims; and risks related to terrorism.

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Equity Risk. Since it invests primarily in equity securities, the Company is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Company’s equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility which is a principal risk of owning shares in the Company.

Fixed Income Risk. The market values of fixed income investments change in response to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. During periods of rising interest rates, the values of outstanding fixed income securities generally decrease. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. During periods of falling interest rates, certain debt obligations with high interest rates may be prepaid (or “called”) by the issuer prior to maturity. Current market conditions may pose heightened risks for the Company. While the U.S. is experiencing historically low interest rates, recent changes in government policy, including the Federal Reserve ending its quantitative easing program and raising the federal funds rate, have increased the risk that interest rates will rise in the near future. A rise in interest rates may, in turn, increase volatility and reduce liquidity in the fixed income markets, and result in a decline in the value of the fixed income investments held by the Company. In addition, reductions in dealer market-making capacity as a result of structural or regulatory changes could further decrease liquidity and/or increase volatility in the fixed income markets. As a result of these conditions, the Company’s value may fluctuate and/or the Company may experience increased redemptions from shareholders, which may impact the Company’s liquidity or force the Company to sell securities into a declining or illiquid market. In addition to these risks, fixed income securities may be subject to credit risk, which is the possibility that an issuer will be unable to make timely payments of either principal or interest.

Investment Company Risk. When the Company invests in an investment company, in addition to directly bearing the expenses associated with its own operations, it will bear a pro rata portion of the investment company’s expenses. In addition, while the risks of owning shares of an investment company generally reflect the risks of owning the underlying investments of the investment company, the Company may be subject to additional or different risks than if the Company had invested directly in the underlying investments. For example, the lack of liquidity in an exchange-traded fund could result in its value being more volatile than the underlying portfolio securities. Closed-end investment companies issue a fixed number of shares that trade on a stock exchange or over-the-counter at a premium or a discount to their net asset value. As a result, a closed-end fund’s share price fluctuates based on what another investor is willing to pay rather than on the market value of the securities in the fund.

Options Risk. The Company utilizes options strategies, and, therefore, the Company is subject to options risk. An option is a contract between two parties for the purchase and sale of a financial instrument for a specified price at any time during the option period. Unlike a futures contract, an option grants a right (not an obligation) to buy or sell a financial instrument. For example, an option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security above the exercise price of the option. The securities necessary to satisfy the exercise of the call option may be unavailable for purchase except at much higher prices. Purchasing securities to satisfy the exercise of the call option can itself cause the price of the securities to rise further, sometimes by a significant amount, thereby exacerbating the loss. The buyer of a call option assumes the risk of losing its entire premium invested in the call option. The seller (writer) of a put option that is covered (e.g., the writer has a short position in the underlying security) assumes the risk of an increase in the market price of the underlying security above the sales price (in establishing the short position) of the underlying security plus the premium received and gives up the opportunity for gain on the underlying security below the exercise price of the option. The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying security below the exercise price of the option. The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

International Investment Risk. The Company’s investments in securities of foreign issuers involve certain risks that are greater than those associated with investments in securities of U.S. issuers. These include risks of adverse changes in foreign economic, political, regulatory and other conditions, or changes in currency exchange rates or exchange control regulations (including limitations on currency movements and exchanges). In certain countries, legal remedies available to investors may be more limited than those available with respect to investments in the United States. The securities of some foreign companies may be less liquid and, at times, more volatile than securities of comparable U.S. companies. The Company may also experience more rapid or extreme changes in value as compared to a fund that invests solely in securities of U.S. companies because the securities’ markets of many foreign countries are relatively small, with a limited number of companies representing a small number of industries.

Small- and Mid-Cap Risk. Small- and mid-cap companies may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, small- and mid-cap companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. The securities of smaller companies are often traded in the over-the-counter market and, even if listed on a national securities exchange, the trading market (i.e., the volume of trades on any given day) for such securities may be less active than larger companies listed on that exchange. Consequently, the securities of these companies may be less liquid, may have limited market stability, and may be subject to more abrupt or erratic market movements than the securities of larger, more established companies. As a result, the prices of the smaller companies owned by the Company may be volatile.

Value Investing Risk. Value investing focuses on companies whose stocks appear undervalued in light of factors such as the company’s earnings, book value, revenues or cash flow. If the Company’s investment adviser’s assessment of a company’s value or prospects for exceeding earnings expectations or market conditions is wrong, the Company could suffer losses or produce poor performance relative to other funds. In addition, “value stocks” can continue to be undervalued by the market for long periods of time.

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Portfolio Holdings. A description of the Company’s policy and procedures with respect to the circumstances under which the Company discloses its portfolio securities is available in Item 16 of Part B of this Registration Statement.

Item 10. Management, Organization and Capital Structure

The Board of Directors (the “Board”) of the Company consists of five individuals, three of whom are not “interested persons” of the Company as defined in the Investment Company Act of 1940. The Board is responsible for the overall supervision of the operations of the Company and its members perform the various duties imposed on the Directors of investment companies by the Investment Company Act of 1940.

COOKE & BIELER, L.P., which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company. Cooke & Bieler is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company’s portfolio of equity securities and investments. However, Cooke & Bieler is not authorized to take any action with respect to these equity securities and investments except upon the Board’s instructions and authorization. Cooke & Bieler is paid a fee at an annual rate of fifty basis points (0.50%) of the Company’s portfolio value less the value of certain investments as to which it has no investment responsibility. Cooke & Bieler’s investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended December 31, 2016, the Company paid Cooke & Bieler investment advisory fees of $127,164.

The following portfolio managers of Cooke & Bieler provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Michael M. Meyer, Edward W. O’Connor, R. James O’Neil, John Pickering, Mehul Trivedi, Steve Lyons, William Weber and Andrew Armstrong. The portfolio managers are jointly and primarily responsible for the advice and recommendations provided to the Company. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 20 of Part B of this Registration Statement.

Michael M. Meyer, CFA, began his career at Sterling Capital Management as an equity analyst and head equity trader. He joined Cooke & Bieler in 1993 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Meyer earned his B.A. in economics at Davidson College and his M.B.A. from the Wharton School of Business.

Edward W. O’Connor, CFA, spent three years at Cambiar Investors in Denver, Colorado where he served as an equity analyst and portfolio manager and participated in Cambiar’s 2001 management buyout. He joined Cooke & Bieler in 2002 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. O’Connor earned his B.A. of Arts in economics and philosophy at Colgate University and his M.B.A. from the University of Chicago.

R. James O’Neil, CFA, served as an Investment Officer in the Capital Markets Department at Mellon Bank beginning in 1984. He joined Cooke & Bieler in 1988 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. O’Neil earned his B.A. in economics at Colby College and his M.B.A. from the Harvard School of Business.

John Pickering earned his undergraduate degree in 1978 from Harvard University, where he studied Economics and English, as well as captained the lightweight crew. John worked for over 20 years, including several as Managing Director, at Brown Bros. Harriman & Co., the private bank, in Philadelphia, Dublin and New York. More recently, John was the Head of Wealth Management and an EVP at the Bryn Mawr Trust Company, based west of Philadelphia. He currently serves on the Boards of Episcopal Community Services (where he also chairs the Investment Committee), of The Historical Society of Pennsylvania and of Church Farm School, where he chairs the Audit Committee.

Mehul Trivedi, CFA, was a fixed income analyst at Blackrock Financial Management and then a product manager at PNC Asset Management. He joined Cooke & Bieler in 1998 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Trivedi earned his B.A. in international relations at the University of Pennsylvania, a B.S. in economics at the Wharton School of Business and his M.B.A. from the Wharton School of Business.

Steve Lyons, CFA, worked in the investment services industry specializing in private equity and business valuation before returning to business school to complete his MBA. He joined Cooke & Bieler, where he is currently a Partner, Portfolio Manager and Research Analyst, in the summer of 2005 as an intern and joined the firm permanently in August 2006. Mr. Lyons earned his B.S. in Finance at Arizona State University and his M.B.A. from the University of Chicago.

William Weber, CFA, graduated magna cum laude from Villanova University in 2002 with dual degrees in Finance and English. He then worked at Cooke & Bieler for six years in various roles including marketing, operations and research support, before earning his MBA with honors from the University of Chicago Booth School of Business in 2010. While at Booth, he co-managed the school’s Student Managed Investment Fund and interned at T. Rowe Price Associates as an equity research analyst. He returned to Cooke & Bieler in 2010 and currently is a Principal, Portfolio Manager and Research Analyst.

Andrew Armstrong, CFA, earned his undergraduate degree in Economics from the University of Pennsylvania in 2008. He worked as an Associate at Cooke & Bieler for three years before joining Hotchkis & Wiley Capital Management as an investment analyst in 2011. Andrew returned to Cooke & Bieler in 2014.

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SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. (“SCHRODERS”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company. Schroders is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroders is paid a fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroders. Schroders’ investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended December 31, 2016, the Company paid Schroders investment advisory fees of $18,800.

The following portfolio managers of Schroders are primarily responsible from making investment decisions for the Company’s portfolio of fixed income securities and investments: Susan Beck, Dan Scholl, Whitney Sweeney, Ryan Haynes and Dennis C. Darling. Ms. Beck and Mr. Scholl act as the lead portfolio managers for the Company. The other portfolio managers perform the following roles: conducting credit research and portfolio analysis, and trade securities. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 20 of Part B of this Registration Statement.

Susan Beck is a Portfolio Manager of Schroders and has been employed as an investment fund professional at Schroders since fall 2003. Previously, she was a Vice President and Portfolio Manager of Deutsche Asset Management since 1989.

Dan Scholl is a Portfolio Manager of Schroders and has been employed as an investment professional at Schroders since fall 2003. Previously, he was a Director and Portfolio Manager of Deutsche Asset Management since 1999.

Whitney Sweeney is an Investment Director of Schroders and has been employed as investment fund professional at Schroders since June 2006. Previously, she was an Assistant Vice President at MBNA Bank.

Ryan Haynes is a Trader of Schroders and has been employed at Schroders since November 2003.

Dennis C. Darling is a Portfolio Manager of Schroders and has been employed as an investment fund professional at Schroders since April 2008. Previously, he was a Vice President with W. H. Mell (2004-2008).

A discussion regarding the Board of Directors’ consideration with respect to the approval of each of the Company’s investment advisory agreements is included in the Company’s June 30, 2016 Semi-Annual Shareholder Report, which covers the period January 1, 2016 to June 30, 2016.

U.S. Bank National Association is the Company’s Custodian. U.S. Bank National Association is located at 615 E. Michigan Street, Milwaukee, Wisconsin 53202. The custodian is responsible for the daily safekeeping of securities and cash held or sold by the Company.

DELOITTE & TOUCHE LLP acts as the Company’s independent registered public accounting firm. Deloitte & Touche is located at 1700 Market Street, Philadelphia Pennsylvania 19103.

The Company acts as its own transfer agent, dividend paying agent, and registrar.

Total expenses for the Company during the fiscal year ended December 31, 2016 were $1,060,656 or 2.02% of the Company’s average net assets.

The authorized capital stock of the Company consists of 232,000 shares of capital stock, par value $10 each. Each share has equal dividend, distribution and liquidation rights. All dividends and distributions are payable in cash. Each holder of capital stock has one vote for each share held. Voting rights are cumulative for directors. The registrant met the requirements of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code during the last fiscal year and does not anticipate any change in such status. The Company has adopted the policy of paying out in dividends each year substantially all of its net investment income and net capital gains. For years prior to 2017, the Company has had the policy of designating its net capital gains (other than the portions of such gains that are considered distributed to redeeming shareholders) as “undistributed capital gains” which are subject to tax at corporate rates. The Company’s shareholders are required to include their share of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders are entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities. Shareholder inquiries should be directed to the Company by writing or telephoning the Company at the address or telephone number indicated on the cover of this registration statement.

Item 11. Shareholder Information

Shares of the Company may be redeemed by mail by writing directly to the Company. The redemption request must be signed exactly as the shareholder’s name appears on the form of registration and must include the account number. If shares are owned by more than one person, the redemption request must be signed by all owners exactly as their names appear in the registration. Stock certificates must be tendered along with the signed redemption request. Shares are generally redeemed in-kind. The Company has adopted a policy of meeting shareholder redemptions in whole or in part, at the discretion of the Board, through the distribution of readily marketable securities. A shareholder will incur brokerage charges and other costs and may be exposed to market risk in selling the distributed securities. At the discretion of the Board of the Company, shares may be redeemed in whole or in part for cash.

The net asset value per share of the Company is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Fixed income securities are valued on the basis of prices provided by pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such securities, market transactions in comparable securities and various relationships between securities. When valuing fixed income securities that mature within sixty days, the Company uses amortized cost which approximates fair value. Securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Board of Directors.

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Examples of when the Company may fair value a security include: when a security is de-listed or its trading is halted or suspended; when a security’s primary pricing source is unable or unwilling to provide a price; when a security’s primary trading market is closed during regular market hours; or when a security’s value is materially affected by events occurring after the close of the security’s primary trading market. By fair valuing securities, the Company seeks to establish prices that the Company might expect to realize upon the current sales of these securities. However, due to the subjective and variable nature of fair value pricing, there can be no assurance that the Company could obtain the fair value assigned to the security upon the sale of such security.

Frequent Purchases and Redemptions of Company Shares. The Company does not sell its shares and, therefore, the Board of Directors has not adopted procedures with respect to frequent purchases and redemptions of Company shares.

Dividends, Distribution and Tax Information. Income dividends are normally declared and paid quarterly and, to the extent that a net capital gain distribution is made, the timing of such distribution may vary.

Please consult your tax advisor regarding your specific questions about federal, state and local income taxes. The Company has elected to be taxed as a regulated investment company and intends to meet the requirements set forth in the Internal Revenue Code of 1986, as amended (the “Code”) to retain its status as such. The Company intends to distribute substantially all of its net investment income and net capital gains. The dividends and distributions you receive, whether in cash or reinvested in additional shares of the Company, may be subject to federal, state and local taxation, depending upon your tax situation. Income distributions (including net short-term capital gains), other than distributions of qualified dividend income, are generally taxable at ordinary income tax rates. Capital gains distributions, if any, and distributions that are reported by the Company as qualified dividend income are generally taxable at the rates applicable to long-term capital gains. For years prior to 2017, the Company has had the policy of designating its net capital gains (other than the portions of such gains that are considered distributed to redeeming shareholders) as “undistributed capital gains” which are subject to tax at corporate rates. The Company’s shareholders are required to include their share of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders are entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Company is increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder as described above.

Each sale of Company shares may be a taxable event. The gain or loss on the sale of Company shares generally will be treated as a short-term capital gain or loss if you held the shares for 12 months or less or a long-term capital gain or loss if you held the shares for longer.

In addition to the federal income tax described above, U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) are subject to a 3.8% Medicare contribution tax on their “net investment income,” including interest, dividends, and capital gains (including capital gains realized on the sale or exchange of shares of the Company).
Item 12. Distribution Arrangements

a)	Sales Loads — None.

b)	Rule 12b-1 Fees — None.

c)	Multiple Class and Master-Feeder Funds — Not applicable.

Item 13. Financial Highlights Information — NOT REQUIRED.

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PART B
THE FINANCE COMPANY OF PENNSYLVANIA
STATEMENT OF ADDITIONAL INFORMATION

April 30, 2017

The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus. This Statement of Additional Information is not a Prospectus. It should be read in conjunction with Part A of this Registration Statement. Copies of the Registration Statement may be obtained by writing to The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106.

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Item 15. Fund History

The Company was organized as a corporation by a special act of the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871.

The Company, until December 29, 1961, carried on its business under a special charter granted by the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871. Until December 29, 1961, it was engaged in the business of banking; it also held certain investments and parcels of real estate. On December 29, 1961, it filed Articles of Amendment with the Bureau of Corporations, Commonwealth of Pennsylvania, amending its charter to permit it to act as an open-end investment company; and on that date an agreement with the Secretary of Banking of the Commonwealth of Pennsylvania was entered into under which the Commonwealth recognized that the company was no longer engaged in the banking business.

Item 16. Description of the Fund and Its Investments and Risks

(a)	Classification. The Company is a nondiversified, open-end management investment company.

(b)	Investment Strategies and Risks. None except as described in Item 9 of Part A.

(c)
Policies. In addition to the investment objectives and policies set forth under Item 9 of Part A, the Company has adopted the following policies relating to the investment of its assets and its activities, which are fundamental policies and may not be changed without the approval of the holders of a majority of the Company’s outstanding voting securities as defined in the Investment Company Act of 1940.

Fundamental Policies of the Company:

i)	The issuance of senior securities: the Company has not issued any senior securities, and it does not propose to issue any senior securities.

ii)	The borrowing of money: the Company has not borrowed money, and it does not propose to borrow money.

iii)	The underwriting of securities of other issuers: the Company has not underwritten securities of other issuers, and it does not propose to underwrite securities of other issuers.

iv)
The concentration of investments in particular industries: The Company will not concentrate its investments in a particular industry, as concentration is defined under the 1940 Act, the rules or regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time, except that the Company may invest without limitation in: (i) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities; and (ii) tax-exempt obligations of state or municipal governments and their political subdivisions.

v)	The purchase and sale of real estate or commodities: the Company has neither purchased nor sold commodities, commodity contracts or real estate, nor does it propose to do so in the future.

vi)	Making loans: The Company does not make loans.

vii)
Other Policies: The Company reserves freedom of action to, and from time to time, may invest in any type of security or property whatever, to the extent permitted by law. It is the policy of the Company to engage as its principal activity in the business of investing and reinvesting its capital in a widely diversified portfolio of securities with a view to holding those which appear to offer sound possibilities of current income and future growth of principal. To the extent that the Company presently owns securities of various corporations, it is its policy to retain those investments, adding to them if deemed advisable by the Board of Directors or the investment adviser, as applicable, so long as they appear to meet the criteria set forth above.

The Company may write call options on securities it owns, up to 5% of its total assets. A call option on a security gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an “opening transaction.” In order to close out an option position, the Company may enter into a “closing transaction,” which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Company is unable to effect a closing transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Company delivers the security upon exercise.

The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

Except as described above as to covered call options, the Company will not write or purchase options, including puts, calls, straddles, spreads or any combination thereof. Nor will the Company purchase or sell commodities, commodity contracts, oil, gas or mineral exploration or development programs, or real estate (although investments in marketable securities of companies engaged in such activities are not precluded in this restriction).

9

The Company may invest in fixed income securities, preferred stocks and common stocks of other issuers and securities of other investment companies. It reserves the right to invest in such securities in any proportion deemed advisable by its Board of Directors.

Except as noted above, the Company may invest no more than 25% of its assets in the securities of any one issuer, based on a valuation of its assets at the time of any investment in such securities.

It is not the policy of the Company to invest in companies for the purpose of exercising control or management.
The Company reserves the right to invest in securities of other investment companies if deemed advisable by its Board of Directors or the investment adviser, as applicable, within the limits prescribed by the Investment Company Act of 1940.

(d)
Temporary Defensive Position. The Board has no policy with respect to taking temporary defensive positions that are inconsistent with the Company’s principal investment strategies as described in Item 9, but the Company may take such temporary defensive positions if deemed advisable by its Board of Directors or its investments advisers.

(e)
Portfolio Turnover. The Company has no restrictions upon portfolio turnover of its investments. However, it is not the Company’s policy to engage in portfolio transactions with the objective of seeking profits from short-term trading. It does reserve the right, if deemed advisable or necessary by its Board of Directors or the investment adviser, as applicable, to sell any asset at any time, regardless of the holding period.

(f)
Disclosure of Portfolio Holdings. The Company’s Board of Directors has approved a policy and procedures that governs the timing and circumstances regarding the disclosure of Company portfolio holdings information to shareholders and third parties. These policies and procedures are designed to ensure that disclosure of information regarding the Company’s portfolio securities is in the best interests of Company shareholders, and include procedures to address conflicts between the interests of the Company’s shareholders, on the one hand, and those of the Company’s investment advisers on the other.

Pursuant to applicable law, the Company is required to disclose its complete portfolio holdings quarterly, within 60 days of the end of each fiscal quarter (currently, each March 31, June 30, September 30 and December 31). The Company discloses a complete schedule of investments in each semi-annual report and annual report to shareholders or, following the first and third fiscal quarters, in quarterly holdings reports filed with the SEC on Form N-Q. Semi-annual and annual reports are distributed to Company shareholders. Quarterly holdings reports filed with the SEC on Form N-Q are not distributed to Company shareholders, but are available, free of charge, on the EDGAR database on the SEC’s website at www.sec.gov.

In addition to the above, the Company’s policy is to provide information regarding portfolio holdings, or information derived from the Company’s portfolio holdings, ONLY to shareholders (or their representatives) and service providers of the Company. This information will be made available to any shareholder (or its representative) upon his or her request to the Company. Any officer or Director of the Company can authorize the release of the Company’s portfolio holdings information to a shareholder. The portfolio holdings information released to a shareholder will be current as of the most recent date that the Company calculated its net asset value. The Company does not permit selective disclosure of its portfolio holdings.

The Company’s policy prohibits the Company and its investment advisers from receiving any compensation or other consideration in connection with the disclosure of information about portfolio securities.

The Company’s service providers, such as its custodian and investment advisers, may receive portfolio holdings information as frequently as daily in connection with their services to the Company. In addition to any contractual provisions relating to confidentiality of information that may be included in the service providers’ contracts with the Company, these arrangements impose obligations on the Company’s service providers that would prohibit them from disclosing or trading on the Company’s non-public information.

Item 17. Management of the Fund

Information regarding directors and executive officers of the Company follows:

NAME, ADDRESS(1), POSITION(S) HELD WITH THE COMPANY, AND AGE	EXPIRATION OF TERM OF OFFICE(3) AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	OTHER DIRECTORSHIPS HELD BY DIRECTOR DURING THE PAST FIVE YEARS	NUMBER OF PORTFOLIOS IN FUND COMPLEX OVERSEEN BY DIRECTOR
INTERESTED DIRECTORS(2)
Charles E. Mather III Director and President Age: 82	2017 38 years	President and Director of Mather Brothers Company with which he has been associated for more than five years	Director of Penn Series Funds, Inc., (2002-2011), a registered investment company consisting of 29 portfolios.	1

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Charles E. Mather IV Director Age: 57	2019 2 years	Managing Director & Head of Equity Capital Markets at BTIG, LLC since May 2015. Formerly, Head of Private & Alternative Capital Group at Janney Montgomery Scott.	Director, Tonix Pharmaceuticals Holding Corp.	1
NON-INTERESTED DIRECTORS
Jonathan D. Scott Director Age: 64	2018 27 years	Partner, Veritable, L.P. (investment consulting firm). Formerly, Senior Vice President, PNC Bank Corp.	None	1
Henry F. Reichner Director Age: 56	2017 3 years	Attorney & Partner, Reed Smith LLP, with which he has been associated for more than 5 years.	None	1
Brendan H. O’Malley Director Age: 49	2018 2 years	Vice President of Information Technology (since 2016), Aramark Corporation. Formerly Chief Information Officer, NSM Insurance Group (2013-2016); Corporate Vice President, Mergers and Business Process Integration, Flowers Foods/Tastykake.	None	1
OFFICERS
Robert A. McLaughlin Treasurer Age: 46	1 year	Director, Sharer Petree Brotz & Snyder (accounting firm) (1994-2015).	N/A	N/A
William S. McNish Chief Compliance Officer Age: 52	3 years	Director, Alaric Compliance Services, LLC (compliance consulting company) since 2011.	N/A	N/A

(1)	The address of all Directors and Officers is 400 Market Street, Suite 425, Philadelphia, PA 19106.
(2)
Charles E. Mather III is classified as an interested director because he is an executive officer of the Company. Charles E. Mather IV is classified as an interested director because of his family relationship with Charles E. Mather III.

(3)	There is no stated term of office for the officers of the Company.

Board of Directors

The Board of Directors has overall responsibility for the Company’s affairs. It retains and reviews its chief executive and chief financial officers who have overall daily responsibility for the Company’s affairs. The Board also retains the overall investment responsibility for the Company’s equity investments after receiving recommendations from Cooke & Bieler, L.P., an investment adviser to the Company.

The Board has two standing committees: Executive Committee and Audit Committee. The Executive Committee, composed of Messrs. Mather III, O’Malley and Reichner meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited. The Audit Committee is composed of Messrs. Scott, Reichner and O’Malley, each a non-interested director of the Company. This Committee is responsible principally for recommending the Company’s independent accountants, reviewing the adequacy of the Company’s internal accounting controls and reviewing auditing fees. During the fiscal year ended December 31, 2016, the Executive Committee did not meet and the Audit Committee met two times. All members of the committees attended each meeting.

No officer or director of the Company has any employment or ownership relationship with Cooke & Bieler, L.P. or Schroder Investment Management North America, Inc., the Company’s investment advisers.

The following table sets forth the dollar-value range of Common Stock of the Company beneficially owned by the directors of the Company, as of December 31, 2016:

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DIRECTORS	DOLLAR RANGE OF SHARES OWNED BENEFICIALLY(1)
INTERESTED DIRECTORS
Charles E. Mather III	Over $100,000
Charles E. Mather IV	$50,001-$100,000

INDEPENDENT DIRECTORS
Jonathan D. Scott	None
Henry F. Reichner	$1-$10,000
Brendan H. O’Malley	$10,001-$50,000

(1)
For purposes of this Registration Statement, beneficial ownership of shares is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of the shares, regardless of any economic interest therein.

COMPENSATION. The Company pays each Director who is not a salaried officer an annual fee and a fee for each meeting of the Board and each meeting of the Executive Committee and Audit Committee actually attended. Aggregate remuneration for all officers and directors as a group during the fiscal year ended December 31, 2016 (9 persons) during the year was $394,850, including $107,850 paid to directors who were not salaried officers of the Company. The Company rented office space from Mr. Mather III’s employer, Mather Brothers Company, for an annual rent of $28,437. The Board, with Mr. Mather III abstaining, approved such rental payments as being in the Company’s best interests.

The aggregate compensation paid by the Company to each of its directors and each of the three highest paid executive officers who received more than $60,000 for the fiscal year ended December 31, 2016 is set forth in the table below. None of the Company’s directors is a director of any other investment company in a “fund complex” with the Company (that is, an investment company held out to investors as being related to the Company and that receives investment advisory services from the Company’s investment adviser or any affiliated person of the Company’s investment adviser) and, therefore, the column for compensation paid by the Company and a fund complex is omitted.

Name	Aggregate Compensation from the Company	Pension or Retirement Benefit Accrued as Part of Company Expenses	Estimated Annual Benefits Upon Retirement
Interested Directors
Charles E. Mather III(1)	$104,000	$0	$0
Herbert S. Riband, Jr.(2)	$13,175	$0	$0
Charles E. Mather IV	$17,675	$0	$0
Non-Interested Directors
Jonathan D. Scott	$19,475	$0	$0
Brendan H. O’Malley	$18,575	$0	$0
Peter Bedell(2)	$19,475	$0	$0
Henry F. Reichner	$19,475	$0	$0
Officers
William S. McNish, Chief Compliance Officer	$56,415	$0	$0
Robert A. McLaughlin, Treasurer	$118,000	$0	$0

(1)	Mr. Mather III receives no compensation for serving as director of the Company.
(2)	Messrs. Riband and Bedell retired as Directors in February 2017.

Board Responsibilities. The management and affairs of the Company are overseen by the Directors. The Board has approved contracts under which certain companies provide essential management services to the Company. The Board of Directors of the Company oversees the investment of its assets in order to preserve and grow capital and produce income for the stockholders. The Company has engaged Cooke & Bieler to act as a non-discretionary investment adviser with respect to certain of the Company’s equity holdings. In this regard, Cooke & Bieler provides recommendations to the Board with regard to purchase and sale transactions involving these holdings. However, Cooke & Bieler is not authorized to take any action with respect to these holdings except upon the Board’s instructions and authorization. The Company has engaged the services of Schroders to provide the day-to-day investment management of most of the Company’s assets devoted to fixed-income investments. The Company has engaged the services of U.S. Bancorp for the daily safekeeping of securities and cash held or sold by the Company. The Company has engaged the services of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm.

The day-to-day business of the Company, including the management of risk, is performed by third party service providers, such as Cooke & Bieler and Schroders (together, the “Advisers”). The Directors are responsible for overseeing the Company’s service providers and, thus, have oversight responsibility with respect to risk management performed by those service providers. Risk management is the process of identifying and addressing risks, i.e., events or circumstances that could have material adverse effects on the business, operations, investment performance or reputation of the Company. The Company and its service providers employ a variety of processes, procedures and controls to identify various possible risk-related events or circumstances, to lessen the probability of their occurrence and/or to mitigate the effects of such events or circumstances if they do occur. The Board has emphasized to the Company’s service providers the importance of maintaining vigorous risk management.

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The Company’s service providers periodically present the Board with information concerning their compliance with the investment objectives, strategies and limitations of the Company. Additionally, Cooke & Bieler and Schroders each provides the Board with an overview of, among other things, its investment philosophy, brokerage practices and compliance infrastructure. Thereafter, the Board continues its oversight function as various personnel, including the Company’s Chief Compliance Officer, as well as personnel of the Advisers and other service providers such as the Company’s independent accountants, make periodic reports to the Audit Committee or to the Board with respect to various aspects of risk management. The Board and the Audit Committee oversee efforts by management and service providers to manage risks to which the Company may be exposed.

The Board is responsible for overseeing the nature, extent and quality of the services provided to the Company by the Advisers and receives information about those services at its regular meetings. In addition, in connection with its consideration of whether to annually renew the Advisory Agreements between the Company and each of the Advisers, the Board annually reviews each Adviser’s services. Among other things, the Board regularly considers the Advisers’ adherence to the Company’s investment restrictions and compliance with various Company policies and procedures and with applicable securities regulations.

The Company’s Chief Compliance Officer reports regularly to the Board to review and discuss compliance issues and the Company’s risk assessments. At least annually, the Company’s Chief Compliance Officer provides the Board with a report reviewing the adequacy and effectiveness of the Company’s policies and procedures and those of its service providers, including the Advisers. The report addresses the operation of the policies and procedures of the Company and each service provider since the date of the last report; any material changes to the policies and procedures since the date of the last report; any recommendations for material changes to the policies and procedures; and any material compliance matters since the date of the last report.

The Board receives reports from the Company’s service providers regarding operational risks and risks related to the valuation and liquidity of portfolio securities. Annually, the independent registered public accounting firm reviews with the Audit Committee its audit of the Company’s financial statements, focusing on major areas of risk encountered by the Company and noting any significant deficiencies or material weaknesses in the Company’s internal controls. Additionally, in connection with its oversight function, the Board oversees Company management’s implementation of disclosure controls and procedures, which are designed to ensure that information required to be disclosed by the Company in its periodic reports with the SEC are recorded, processed, summarized, and reported within the required time periods. The Board also oversees the Company’s internal controls over financial reporting, which comprise policies and procedures designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements.

From their review of these reports and discussions with the Advisers, the Chief Compliance Officer, the independent registered public accounting firm and other service providers, the Board and the Audit Committee learn about the material risks of the Company, thereby facilitating a dialogue about how management and service providers identify and mitigate those risks.

The Board recognizes that not all risks that may affect the Company can be identified and/or quantified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary to bear certain risks (such as investment-related risks) to achieve the Company’s goals, and that the processes, procedures and controls employed to address certain risks may be limited in their effectiveness. Moreover, reports received by the Directors as to risk management matters are typically summaries of the relevant information. Most of the Company’s investment management and business affairs are carried out by or through the Advisers and the Company’s other service providers each of which has an independent interest in risk management but whose policies and the methods by which one or more risk management functions are carried out may differ from the Company’s and each other’s in the setting of priorities, the resources available or the effectiveness of relevant controls. As a result of the foregoing and other factors, the Board’s ability to monitor and manage risk, as a practical matter, is subject to limitations.

Members of the Board. There are five members of the Board of Directors, three of whom are not interested persons of the Company, as that term is defined in the 1940 Act (“independent Directors”). Charles E. Mather, III, an interested person of the Company, serves as President of the Company and is Chairman of the Board. Charles E. Mather IV, an interested person of the Company, serves as a Director. Mr. Mather III is classified as an interested person of the Company because he is an executive officer of the Company. Mr. Mather IV is classified as an interested person of the Company because of his family relationship with Charles E. Mather III. The Company does not have a single lead independent Director.

The Company has determined its leadership structure is appropriate given the specific characteristics and circumstances of the Company. The Company made this determination in consideration of, among other things, the fact that the independent Directors constitute a majority (60%) of the Board, that the Audit Committee of the Board is comprised entirely of independent Directors, that the Company does not sell its shares, and the amount of assets under management in the Company. The Board also believes that its leadership structure facilitates the orderly and efficient flow of information to the independent Directors from Company management.

The Board of Directors has two standing committees: the Audit Committee and the Executive Committee. The Audit Committee is chaired by an independent Director and composed of all of the independent Directors. The Executive Committee, composed of Mr. Mather III, Henry F. Reichner and Brendan H. O’Malley meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited.

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Individual Director Qualifications

The Company has concluded that each of the Directors should serve on the Board because of their ability to review and understand information about the Company provided to them by management, to identify and request other information they may deem relevant to the performance of their duties, to question management and other service providers regarding material factors bearing on the management and administration of the Company, and to exercise their business judgment in a manner that serves the best interests of the Company’s shareholders. The Company has concluded that each of the Directors should serve as a Director based on their own experience, qualifications, attributes and skills as described below.

Interested Directors

The Company has concluded that Mr. Mather III should serve as Director because of the experience he has gained as the President and Chief Executive Officer of an insurance brokerage and consulting firm and in his prior role as a director of another registered investment company consisting of 29 portfolios, his knowledge of and experience in the financial services industry, and the experience he has gained serving as a director of the Company since 1981.

The Company has concluded that Mr. Mather IV should serve as Director because of the experience he gained serving as a senior officer in the equity capital markets units of two large financial services firms, his prior experience in and knowledge of the financial services industry, and the experience he has gained serving as a director on the boards of private and publicly traded companies.

Independent Directors

The Company has concluded that Mr. Scott should serve as Director because of the experience he gained as a partner at an investment consulting firm and as a senior vice president at a major banking institution, his experience in and knowledge of the financial services and banking industries, and the experience he has gained serving as a director of the Company since 1990.

The Company has concluded that Mr. Reichner should serve as Director because of the experience he gained as an attorney for a large law firm, his experience and knowledge of the financial services industry, and the experience he has gained serving as a director on other boards.

The Company has concluded that Mr. O’Malley should serve as a Director because of the experience he gained working in business process integration and his experience as an executive and an information officer in multiple industries.

In its periodic assessment of the effectiveness of the Board, the Board considers the complementary individual skills and experience of the individual Directors primarily in the broader context of the Board’s overall composition so that the Board, as a body, possesses the appropriate (and appropriately diverse) skills and experience to oversee the business of the Company. Moreover, references to the qualifications, attributes and skills of Directors are pursuant to requirements of the Securities and Exchange Commission, do not constitute holding out of the Board or any Director as having any special expertise or experience, and shall not be deemed to impose any greater responsibility or liability on any such person or on the Board by reason thereof.

Code of Ethics. The Company and its investment advisers, Cooke & Bieler, L.P., and Schroder Investment Management, North America, Inc., have adopted Codes of Ethics pursuant to Rule 17j-1. The Company’s Code of Ethics does not prohibit the investment by persons subject to the Code of Ethics in securities that may be purchased by the Company. However, any such purchase is subject to preclearance and/ or reporting procedures. The Codes of Ethics are on file with, and available to the public from, the Securities and Exchange Commission.

PROXY VOTING POLICY. The following is the Proxy Voting Policy (the “Policy”) of The Finance Company of Pennsylvania (the “Company”). The purpose of the Policy is to set forth the process by which the Company will vote proxies related to the assets in its investment portfolio (the “portfolio securities”). The Policy may be amended only by the Board. The Board shall review the Policy at its discretion, and make any revisions thereto as deemed appropriate.

Proxy Voting Policy. The Company’s Policy is to vote all proxies for portfolio securities in a manner considered by the Board to be in the best interest of the Company and its shareholders without regard to any benefit to any other person or entities. In furtherance of this Policy, the Board may delegate the authority and responsibility to vote all proxies related to the Company’s portfolio securities to one of its members (the “Designee”) subject to the general oversight responsibilities of the entire Board.

The Policy of the Company is to examine each proxy proposal and vote against the proposal when, in its judgment, approval or adoption of the proposal would be expected to adversely impact the current or potential market value of the issuer’s securities or the best interests of the Company’s shareholders. The Company determines the best interests of its shareholders in light of the potential economic return on the Company’s investment.

On occasions when the Board determines that the cost associated with the attempt to vote a particular proxy outweighs the potential benefits shareholders may derive from voting, including voting foreign proxies, the Board may decide not to attempt to vote such proxy.

Conflicts of Interest. Because the responsibility for voting all proxies related to the Company’s portfolio securities is retained by the Board, the Company does not foresee any instance in which a proxy proposal would present a material conflict of interest between the Company and/or its Board and the Company’s shareholders. Nevertheless, if a Designee has any relationship with a party making a proposal or there is any other matter known to such Designee that would reasonably be considered to create the potential for a material conflict of interest between such Designee and the Company’s shareholders, the Designee is required to disclose such fact to the Board. If it is determined that a Designee has a material conflict of interest with respect to a given proposal, the Board will designate another member of the Board as its Designee for the purpose of voting on such proposal or will vote on such proposal in accordance with the recommendations provided by an independent unaffiliated proxy firm (e.g., Institutional Shareholder Services). In the unlikely instance that the Board determines that a proxy proposal presents a material conflict of interest between the Company and its shareholders, the Board will vote such proxies in accordance with the recommendations provided by an independent unaffiliated proxy firm.

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Proxy Voting Record. The Company is required to disclose annually the Company’s complete proxy voting record on Form N-PX. The Company’s proxy voting record for the most recent 12 month period ended June 30th is available upon request by calling 1-215-351-4778 (you may call collect) or by writing to the Company at The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. The Company’s Form N-PX will also be available on the SEC’s website at www.sec.gov.

Item 18. Control Persons and Principal Holders of Securities

As of April 19, 2017, the following stockholders were beneficial owners, having voting and investment power, or sharing voting and investment power, of more than 5% of the capital stock of the Company.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	NO. OF SHARES	PERCENT OF CLASS
Common	Trust under Will of George H Earle Jr c/o PNC Bank NA, Trustee 1900 East Ninth Street, Cleveland, OH 44114	27,830	69.94%
Common	Trust under Will of Gustavus W Cook c/o PNC Bank NA, Co-Trustee 1900 East Ninth Street, Cleveland, OH 44114	2,115	5.32%

Management Ownership. As of April 19, 2017 the aggregate amount of shares owned by the officers and directors of the Company is less than 1%.

Item 19. Investment Advisory and Other Services

Cooke & Bieler, which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company pursuant to an investment advisory agreement dated April 29, 2005. Cooke & Bieler is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to a certain portion of the Company’s portfolio of equity securities and investments. However, Cooke & Bieler is not authorized to take any action with respect to these equity securities and investments except upon the Board’s instructions and authorization. Cooke & Bieler is a Pennsylvania limited partnership. The general partner of Cooke & Bieler is CBGP, LLC, a Pennsylvania limited liability company, the managers of which are John P. McNiff, Linda N. Perna, Mehul Trivedi and Edward O’Connor. Linda N. Perna, Mehul Trivedi and Edward O’Connor are also limited partners of Cooke & Bieler while John P. McNiff is also the general partner of C&B Partner, L.P which is also a limited partner of Cooke & Bieler.

As compensation for its services, the Company pays Cooke & Bieler an investment advisory fee at an annual rate of fifty basis points (0.50%) (the “Fee”). The Fee is payable monthly in arrears on the last day of each month. The Fee is determined based upon the value of the equity securities and investments of the Company at the end of the month immediately preceding the date of payment (the “Portfolio Value”). For purposes of calculating the Fee, Portfolio Value equals the market value of such assets, including cash, which is computed in the same manner as that used to establish the net asset value of the Company’s shares, except as noted in the following sentence. The following are excluded when calculating Portfolio Value: (a) the value of the holdings of the Company at the applicable dates in PNC Financial Services Group Inc., Exxon Mobil Corporation, their successors, Coca Cola Company, Dreyfus International Stock I, Oakmark International Fund I, Harbor International Fund, a series of Harbor Fund, Seafarer Overseas Growth and Income Fund, Touchstone Sands Capital Emerging Markets Fund, Brown Advisory Somerset Emerging Markets Fund, Longleaf Partners International Fund, WCM Focused International Growth Fund, and fixed income securities; (b) the value of the holdings of the Company at the applicable dates in such other companies as may be mutually agreed upon by the Company and Cooke & Bieler; and (c) the amount of any accrued liability for the payment of taxes on the net gains from the sales of the Company’s portfolio securities. The exclusion of the holdings listed above is appropriate as they are all holdings without any regular trading market or without an active regular market and/or with respect to each of which the officers and directors of the Company have particularly close knowledge or are other investment companies.

The total dollar amount paid by the Company to Cooke & Bieler under the investment advisory agreement for the last three fiscal years (2014, 2015 and 2016) was $133,763, $125,743 and $127,164 respectively.

Schroder Investment Management North America Inc. (“Schroder”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company pursuant to an investment advisory agreement dated April 29, 2005. Schroder is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroder is a Delaware corporation and a wholly-owned subsidiary of Schroder U.S. Holdings Inc. (“Schroder US”), which, in turn, is a wholly-owned subsidiary of Schroder International Holdings (“SIH”). SIH is a wholly-owned subsidiary of Schroder Administration Limited (“SAL”), which, in turn, is a wholly-owned subsidiary of Schroder Holdings plc. (“Schroder Holding”). Schroder Holding is a wholly-owned subsidiary of Schroders plc. (“Schroders plc.”), which is a publicly-owned holding company organized under the laws of England. Almost half of the voting capital of Schroders plc. is owned by the Schroder family.

15

As compensation for its services, the Company pays Schroder an investment advisory fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroder. Schroder’s investment advisory fee is payable monthly in arrears on the last day of each month.

The total dollar amount paid by the Company to Schroder under the investment advisory agreement for the last three fiscal years (2014, 2015 and 2016) was $18,933, $18,649 and $18,800 respectively.

The investment advisory agreements between the Company and Cooke & Bieler and the Company and Schroder, each dated April 29, 2005, are scheduled to continue in effect for an initial two year term, and may be continued from year to year thereafter if approved by a majority vote of the Directors, including a majority vote of such Directors who are not interested persons of the Company or, as applicable, Cooke & Bieler or Schroder, cast in person at a meeting called for the purpose of voting on such approval or as otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”). Each agreement can be terminated at any time and without penalty by the investment adviser on at least 30 days’ written notice and by the Company upon a vote of its Board or upon the affirmative vote of a majority of the Company’s outstanding voting securities. Each agreement also will terminate automatically upon its assignment, as such term is defined in the 1940 Act.

Item 20. Portfolio Managers

This section includes information about the Company’s portfolio managers, including information about other accounts they manage, the dollar range of Company shares they own (if any) and how they are compensated.

Cooke & Bieler

The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Cooke & Bieler. The following portfolio managers of Cooke & Bieler provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Michael M. Meyer, Edward W. O’Connor, R. James O’Neil, John Pickering, Mehul Trivedi, Steve Lyons, William Weber and Andrew Armstrong (together, the “Portfolio Managers”).

Other Accounts Managed. The following table shows information regarding other accounts managed by the Portfolio Managers of the Company, as of December 31, 2016:

	Number of Accounts	Total Assets in Accounts	Number of Accounts where Advisory Fee is Based on Account Performance	Total Assets in Accounts where Advisory Fee is Based on Account Performance
Registered Investment Companies	3	$905 Million	None	None
Other Pooled Investment Vehicles	1	$232 Million	None	None
Other Accounts	173	$3,777 Million	8	$319 Million

Material Conflicts. The Portfolio Managers face inherent conflicts of interest in their day-to-day management because they manage multiple accounts. For instance, to the extent that the Portfolio Managers manage accounts with different investment strategies, they may from time to time be inclined to purchase securities, including initial public offerings, for one account but not for another account. Additionally, some of the accounts managed by Portfolio Managers have different fee structures, including performance fees, which are or have the potential to be higher or lower, in some cases significantly higher or lower, than the fees paid by the Company. This difference in fee structure may provide an incentive to the Portfolio Managers to allocate more favorable trades to the higher paying accounts.

To minimize the effects of these inherent conflicts of interest, Cooke & Bieler has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, that it believes address the potential conflicts associated with managing portfolios for multiple clients and ensure that all clients are treated fairly and equitably. Additionally, Cooke & Bieler minimizes inherent conflicts of interest by assigning Portfolio Managers to accounts having similar objectives. Accordingly, security block purchases are allocated to all accounts with similar objectives in proportionate weightings.

Compensation. As of the Company’s most recent fiscal year ended December 31, 2016, the Cooke & Bieler Portfolio Managers are compensated using substantially identical compensation structures for all accounts managed. Compensation is divided between base salary, performance-based bonuses and profit distributions from equity ownership. The firm seeks to balance individual incentives with portfolio and firm-level incentives. Cooke & Bieler measures performance of securities against the S&P 500 Index and the Russell 1000 Value Index for the Large Cap Value strategy accounts. The majority of the team participates in an annual bonus pool with allocations determined by a peer review process. Allocations vary depending upon individual contributions to the firm’s investment success. Among other considerations Cooke & Bieler measures the four-year rolling investment results attributed to each team-members’ stock selections. Partners receive distributions based on their percentage ownership and the profitability of the firm.

16

Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2016, the Portfolio Managers did not beneficially own any securities of the Company.

Schroder Investment Management North America Inc. (“Schroders”)

The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Schroders. The following portfolio managers of Schroders are primarily responsible for making investment decisions for the Company’s portfolio of fixed income securities and investments: Susan Beck, Dan Scholl, Whitney Sweeney, Ryan Haynes and Dennis C. Darling.

Other Accounts Managed. The following table shows information regarding other accounts managed by the portfolio managers of the Company, as of December 31, 2016:

	Number of Accounts	Total Assets in Accounts	Number of Accounts where Advisory Fee is Based on Account Performance	Total Assets in Accounts where Advisory Fee is Based on Account Performance
Registered Investment Companies	None	$None	None	None
Other Pooled Investment Vehicles	3	$150.95 Million	None	None
Other Accounts	102	$545.75 Million	None	None

Material Conflicts of Interest. Whenever a portfolio manager of the Company manages other accounts, potential conflicts of interest exist, including potential conflicts between the investment strategy of the Company and the investment strategy of the other accounts. For example, in certain instances, a portfolio manager may take conflicting positions in a particular security for different accounts, by selling a security for one account and continuing to hold it for another account. In addition, the fact that other accounts require the portfolio manager to devote less than all of his or her time to the Company may be seen itself to constitute a conflict with the interest of the Company.

A portfolio manager may also execute transactions for another fund or account at the direction of such fund or account that may adversely impact the value of securities held by the Company. Securities selected for funds or accounts other than the Company may outperform the securities selected for the Company. Finally, if the portfolio manager identifies a limited investment opportunity that may be suitable for more than one fund or other account, the Company may not be able to take full advantage of that opportunity due to an allocation of that opportunity across all eligible funds and accounts. Schroders’ policies, however, require that portfolio managers allocate investment opportunities among accounts managed by them in an equitable manner over time.

The structure of a portfolio manager’s compensation may give rise to potential conflicts of interest. A portfolio manager’s base pay tends to increase with additional and more complex responsibilities that include increased assets under management, which indirectly links compensation to sales. Also, potential conflicts of interest may arise since the structure of Schroders’ compensation may vary from account to account.

Schroders has adopted certain compliance procedures that are designed to address these, and other, types of conflicts. However, there is no guarantee that such procedures will detect each and every situation where a conflict arises.

Compensation. Each portfolio manager is paid in a combination of base salary and annual discretionary bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, and is benchmarked annually against market data to ensure competitive salaries. Each portfolio manager’s base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in his or her responsibilities.

Schroders’ methodology for measuring and rewarding the contribution made by portfolio managers combines quantitative measures with qualitative measures. Each portfolio manager is compensated in a combination of base salary and annual bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, is benchmarked annually against market data to ensure competitive salaries, and is paid in cash. The portfolio managers’ base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in responsibilities.

Each portfolio manager’s bonus is based in part on performance. Discretionary bonuses for portfolio managers may be comprised of an agreed contractual floor, a revenue component and/or a discretionary component. Any discretionary bonus is determined by a number of factors. At a macro level the total amount available to spend is a function of the compensation to revenue ratio achieved by Schroders globally. Schroders then assesses the performance of the division and of a management team to determine the share of the aggregate bonus pool that is spent in each area. This focus on “team” maintains consistency and minimizes internal competition that may be detrimental to the interests of Schroders clients. For each team, Schroders assesses the performance of their funds relative to competitors and to relevant benchmarks, which may be internally- and/or externally-based, over one and/or three year periods, the level of funds under management and the level of performance fees generated. Performance is evaluated for each quarter, year and since inception of the Fund. The portfolio managers’ compensation for other accounts they manage may be based upon such accounts’ performance.

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For those employees receiving significant bonuses, a part may be deferred in the form of Schroders plc stock. These employees may also receive part of the deferred award in the form of notional cash investments in a range of Schroders funds. These deferrals vest over a period of three years and are designed to ensure that the interests of the employees are aligned with those of the shareholders of Schroders.

For the purposes of determining the portfolio managers’ bonuses, the relevant external benchmarks for performance comparison include the Barclays Capital Aggregate Bond Index as well as other relevant fixed income indices determined by client guidelines for Messrs. Scholl, Haynes and Darling and Mses. Beck and Sweeney as portfolio managers to the Company.

Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2016, the portfolio managers did not beneficially own any securities of the Company.

Item 21. Brokerage Allocation and Other Practices

The Company’s investment advisers are responsible for implementing decisions for the purchase and sale of portfolio securities, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. Purchases and sales of securities on a stock exchange or certain riskless principal transactions placed on NASDAQ are typically effected through brokers who charge a commission for their services. Purchases and sales of fixed income securities may be transacted with the issuer, the issuer’s underwriter, or a dealer. The Company does not usually pay brokerage commissions on purchases and sales of fixed income securities, although the price of the securities generally includes compensation, in the form of a spread or a mark-up or mark-down, which is not disclosed separately. The prices the Company pays to underwriters of newly-issued securities usually include a commission paid by the issuer to the underwriter. Transactions placed through dealers who are serving as primary market makers reflect the spread between the bid and asked prices.

During the past year the Company engaged in a number of brokerage transactions in the ordinary course of business with respect to its investments. Brokerage commissions in connection with the purchase and sale of securities for the Company’s portfolio during the years ended December 31, 2014, 2015 and 2016 amounted to $9,808, $5,798 and $7,362, respectively.

Although Cooke & Bieler may not use commissions paid on Company portfolio transactions to obtain brokerage or research services, Cooke & Bieler has advised the Company that certain brokers who receive commissions from the Company make statistical and research services available to Cooke & Bieler. Such services consist of items such as basic reports on specific companies, quarterly updates on specific companies, statistical analyses of a specific industry, reports on the outlook for a particular industry and economic analyses of the domestic and foreign economies. To the extent that they have value, these services may benefit not only the Company but also Cooke & Bieler and its other clients. However, the expenses of the Company will not necessarily be reduced as a result of the receipt of such services. The Company has been further advised that it is the policy of Cooke & Bieler to recommend for transactions of the Company those brokers who in its judgment will provide the best price and execution. In reaching its decision, Cooke & Bieler considers such factors as the rate of commission to be paid by the Company with rates paid by other institutional investors, the price of the security, the size, type and difficulty of the transaction and the brokers’ general execution and operational facilities.

Item 22. Capital Stock and Other Securities

The only class of capital stock authorized by the Company is Common Stock.

The following information applies to the common stock:

(1)	Dividend rights: each share has equal dividend rights, such rights to be determined by the Board of Directors.

(2)	Voting rights: one vote per share, cumulative voting for election of directors.

(3)	Liquidation rights: each share has equal liquidation rights, pro rata, after payment of all liabilities.

(4)	Preemptive rights: holders shall have preemptive rights in any issue for cash.

(5)	Conversion rights: none.

(6)	Redemption provisions: See Items 6 of Part A and 23 of Part B.

(7)	Sinking fund provisions: none.

(8)	Liability to further calls or assessment: none.

Item 23. Purchase, Redemption, and Pricing of Shares

The redemption price for shares upon written request will be the net asset value per share as next computed after receipt of such request in good order by the Company. Payment for shares redeemed will be made typically within several days after receipt, if in good order, but no later than five working days after the valuation date.

Shares are generally redeemed in-kind. At the discretion of the Board of the Company, shares may be redeemed in whole or in part for cash. In either event, the redemption will be a taxable event to a shareholder, and thus could result in a capital gain, capital loss, or, in certain cases, ordinary income to the shareholder. The Company will only distribute readily marketable securities, which would be valued pursuant to the Company’s valuation procedures. When shares are redeemed in whole or in part in-kind, a shareholder will incur brokerage charges and other costs and may be exposed to market risk in selling the distributed securities. Shareholders are urged to consult their tax advisors as to the tax consequences of the redemption in their particular circumstances.

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The Company has adopted a policy of meeting shareholder redemptions in whole or in part through the distribution of readily marketable securities. The Company may follow the practice of distributing selected appreciated securities to meet redemptions and may, within certain limits, use the selection of securities distributed to meet such redemptions as a tax efficient management tool. By distributing appreciated securities, the Company can reduce its position in such securities without realizing capital gains. Since the Company does not distribute its shares, the distribution of portfolio securities also enables the Company to avoid the forced sales of securities to raise cash for meeting redemptions. A redeeming shareholder of the Company who received securities would incur no more or less taxable income than if the redemption had been paid in cash.

The net asset value per share is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which quotations are not readily available, restricted securities and other assets are valued at fair value as determined in good faith by the Board of Directors. The determination of a security’s fair value price often involves the consideration of a number of subjective factors and is therefore subject to the unavoidable risk that the value assigned to a security may he higher or lower than the security’s value would be if a reliable market quotation for the security was readily available. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price. Fixed income securities are valued on the basis of prices provided by pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such securities, market transactions in comparable securities and various relationships between securities. When valuing fixed income securities that mature within sixty days, the Company uses amortized cost which approximates fair value.

Item 24. Taxation of the Fund

The following is only a summary of certain additional U.S. federal income tax considerations generally affecting the Company and its shareholders that is intended to supplement the discussion contained in Part A of this Registration Statement. No attempt is made to present a detailed explanation of the tax treatment of the Company or its shareholders, and the discussion here and in Part A of this Registration Statement is not intended as a substitute for careful tax planning. In particular, this summary does not address the tax considerations applicable to non-U.S. shareholders. In addition, the Company’s shares held in a tax-qualified retirement account will generally not be subject to federal taxation on income and capital gains distributions from a Company until a shareholder begins receiving payments from their retirement account. All shareholders are urged to consult their tax advisors with specific reference to their own tax situations, including their state, local, and foreign tax liabilities.

The following general discussion of certain U.S. federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder as in effect on the date of this SAI. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.

Qualification as a RIC. The Company intends to qualify and will elect (or has elected) to be treated as a “regulated investment company” (“RIC”) under Subchapter M of Subtitle, A, Chapter 1, of the Code. By following such a policy, the Company expects to reduce the amount of federal taxes to which it may be subject. The Board reserves the right not to maintain the qualification of the Company as a RIC if it determines such course of action to be beneficial to shareholders.

In order to be taxable as a RIC, the Company must distribute annually to its shareholders at least 90% of the Company’s investment company taxable income (generally net investment income plus the excess of net short-term capital gains over net long-term capital losses, less operating expenses) and at least 90% of the Company’s net tax exempt interest income, for each tax year, if any, to its shareholders (“Distribution Requirement”) and also must meet several additional requirements. Among these requirements are the following: (i) at least 90% of the Company’s gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities, or foreign currencies, and certain other related income, including, generally, certain gains from options, futures, and forward contracts derived with respect to its business of investing in such stock, securities or currencies, and net income derived from an interest in a qualified publicly traded partnership (the “Qualifying Income Test”); (ii) at the end of each fiscal quarter of the Company’s taxable year, at least 50% of the market value of its total assets must be represented by cash and cash items, U.S. government securities, securities of other RICs and other securities, with such other securities limited, in respect to any one issuer, to an amount not greater than 5% of the value of the Company’s total assets or more than 10% of the outstanding voting securities of such issuer, including the equity securities of a qualified publicly traded partnership; and (iii) at the end of each fiscal quarter of the Company’s taxable year, not more than 25% of the value of its total assets is invested in the securities (other than U.S. government securities or securities of other RICs) of any one issuer or two or more issuers that the Company controls and which are engaged in the same, or similar, or related trades or businesses, or the securities of one or more qualified publicly traded partnerships (collectively with (ii) the “Asset Test”).

If the Company fails to satisfy the Qualifying Income Test or the Asset Test in any taxable year, the Company may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the Asset Test where the Company corrects the failure within a specified period. If these relief provisions are not available to the Company for any year in which it fails to qualify as a RIC, all of its taxable income will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and its distributions (including capital gains distributions) generally will be taxable as ordinary income dividends to its shareholders, subject to the dividends received deduction for corporate shareholders and lower tax rates on qualified dividend income for individual shareholders. In addition, the Company could be required to recognize unrealized gains, pay substantial taxes and interest, and make substantial distributions before requalifying as a RIC.

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The treatment of capital loss carryovers for the Company is similar to the rules that apply to capital loss carryovers of individuals, which provide that such losses are carried over indefinitely. If the Company has a “net capital loss” (that is, capital losses in excess of capital gains), for a taxable year beginning after December 22, 2010 (a “Post-2010 Loss”), the excess of the Company’s net short-term capital losses over its net long-term capital gains is treated as a short-term capital loss arising on the first day of the Company’s next taxable year, and the excess (if any) of the Company’s net long-term capital losses over its net short-term capital gains is treated as a long-term capital loss arising on the first day of the Company’s next taxable year. The Company’s unused capital loss carryforwards that arose in taxable years that began on or before December 22, 2010 (“Pre-2011 Losses”) are available to be applied against future capital gains, if any, realized by the Company prior to the expiration of those carryforwards, generally eight years after the year in which they arose. The Company’s Post-2010 Losses must be fully utilized before the Company will be permitted to utilize carryforwards of Pre-2011 Losses. In addition, the carryover of capital losses may be limited under the general loss limitation rules if the Company experiences an ownership change as defined in the Code.

Federal Excise Tax. Notwithstanding the Distribution Requirement described above, which only requires the Company to distribute at least 90% of its annual investment company taxable income and the excess of its exempt interest income over certain deductions (but does not require any minimum distribution of net capital gain), the Company will be subject to a nondeductible 4% federal excise tax to the extent it fails to distribute, by the end of any calendar year, at least 98% of the Company’s ordinary income for that year and 98.2% of the Company’s capital gain net income (the excess of short- and long-term capital gain over short- and long-term capital loss, less any undistributed capital gains subjected to corporate-level tax rates described below) for the one-year period ending on October 31 of that year, plus certain other amounts. The Company intends to make sufficient distributions to avoid liability for federal excise tax, but can make no assurances that such tax will be completely eliminated. The Company may in certain circumstances be required to liquidate the Company investments in order to make sufficient distributions to avoid federal excise tax liability at a time when the investment adviser might not otherwise have chosen to do so, and liquidation of investments in such circumstances may affect the ability of the Company to satisfy the requirement for qualification as a RIC.

Shareholder Treatment. The Company receives income generally in the form of dividends and interest on investments. This income, plus net short-term capital gains, if any, less expenses incurred in the operation of the Company, constitutes the Company’s net investment income from which dividends may be paid to you. Any distributions by the Company from such income will be taxable to you as ordinary income or at the lower capital gains rates that apply to individuals receiving qualified dividend income, whether you take them in cash or in additional shares. Distributions by the Company of its net short-term capital gains will be taxable as ordinary income. Generally, and subject to certain limitations (including certain holding period limitations), a dividend will be treated as qualified dividend income taxed at a current maximum capital gains tax rate to individuals of 20% if it has been received from a domestic corporation or certain foreign corporations. If the Company were to be determined to be a non-publicly offered registered investment company, shareholders may be treated as receiving additional dividends equal to their share of the Company’s affected expense and as having paid such expenses. The Company’s dividends that are paid to its corporate shareholders and are attributable to qualifying dividends it received from U.S. domestic corporations may be eligible, in the hands of such shareholders, for the corporate dividends received deduction, subject to certain holding period requirements and debt financing limitations. All dividends (including the deducted portion) must be included in your alternative minimum taxable income calculation.

A dividend or distribution received shortly after the purchase of shares of the Company reduces the net asset value of the shares by the amount of the dividend or distribution and, although in effect a return of capital, will be taxable to the shareholder. If the net asset value of shares were reduced below the shareholder’s cost by dividends or distributions representing gains realized on sales of securities, such dividends or distributions would be a return of investment though taxable to the shareholder in the same manner as other dividends or distributions.

For years prior to 2017, the Company has had the policy of designating its net capital gains (other than the portions of such gains that are considered distributed to redeeming shareholders) as “undistributed capital gains” which are subject to tax at corporate rates. The Company’s shareholders are required to include their share of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders are entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities.
If the Company’s distributions exceed its taxable income and capital gains realized during a taxable year, all or a portion of the distributions made in the same taxable year may be recharacterized as a return of capital to the shareholders. A return of capital distribution will generally not be taxable, but will reduce each shareholder’s tax basis in the Company shares on which the distribution is paid and result in a higher reported capital gain or lower reported capital loss when those shares on which the distribution was received are sold. If the amount of a return of capital distribution exceeds a shareholder’s tax basis in the Company shares on which the distribution is paid, the excess will be capital gain for the shareholder.

If the Company declares a distribution to shareholders of record in October, November or December of one year and pays the distribution by January 31 of the following year, the Company and its shareholders will be treated as if the Company paid the distribution by December 31 of the first taxable year.

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Any gain or loss recognized on a sale, exchange, or redemption of shares of the Company by a shareholder who is not a dealer in securities will generally, for individual shareholders, be treated as a long-term capital gain or loss if the shares have been held for more than twelve months and otherwise will be treated as a short-term capital gain or loss. However, if shares on which a shareholder has received a net capital gain distribution are subsequently sold, exchanged, or redeemed and such shares have been held for six months or less, any loss recognized will be treated as a long-term capital loss to the extent of the net capital gain distribution. In addition, the loss realized on a sale or other disposition of shares will be disallowed to the extent a shareholder repurchases (or enters into a contract to or option to repurchase) shares within a period of 61 days (beginning 30 days before and ending 30 days after the disposition of the shares). This loss disallowance rule will apply to shares received through the reinvestment of dividends during the 61-day period.

In addition to the federal income tax described above, U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) are subject to a 3.8% Medicare contribution tax on their “net investment income,” including interest, dividends, and capital gains (including capital gains realized on the sale or exchange of shares of the Company).

Tax-Exempt Shareholders. Under current law, income of a RIC that would be treated as unrelated business taxable income (“UBTI”) if earned directly by a tax-exempt entity generally will not be attributed as UBTI to a tax-exempt entity that is a shareholder in the RIC. Notwithstanding this “blocking” effect, a tax-exempt shareholder could realize UBTI by virtue of its investment in the Company if shares in the Company constitute debt-financed property in the hands of the tax-exempt shareholder within the meaning of Code Section 514(b) or if the Company invests in real estate investment trusts that hold residual interests in real estate mortgage investment conduits (“REMICs”) or directly invests in residual interests in REMICs.

Equalization Accounting. The Company may use the so-called “equalization method” of accounting to allocate a portion of its “earnings and profits,” which generally equals the Company’s undistributed investment company taxable income and net capital gain, with certain adjustments, to redemption proceeds. This method permits the Company to achieve more balanced distributions for both continuing and redeeming shareholders. Although using this method generally will not affect the Company’s total returns, it may reduce the amount that the Company would otherwise distribute to continuing shareholders by reducing the effect of redemptions of Company shares on Company distributions to shareholders. However, the Internal Revenue Service (IRS) may not have expressly sanctioned the particular equalization method used by a Company, and thus the Company’s use of this method may be subject to IRS scrutiny.

Backup Withholding. The Company will be required in certain cases to withhold at applicable withholding rates and remit to the United States Treasury the amount withheld on amounts payable to any shareholder who (1) has provided the Company either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the Internal Revenue Service for failure to properly report payments of interest or dividends, (3) who has failed to certify to the Company that such shareholder is not subject to backup withholding, or (4) has not certified that such shareholder is a U.S. person (including a U.S. resident alien).

Tax Shelter Reporting Regulations. Under U.S. Treasury regulations, if a shareholder recognizes a loss of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Item 25. Underwriters — NOT APPLICABLE.

Item 26. Calculation of Performance Data

The Company does not advertise performance data.

Item 27. Financial Statements — The required financial statements are included in a separate section following this item.

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REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
The Finance Company of Pennsylvania

We have audited the accompanying statement of assets and liabilities of The Finance Company of Pennsylvania (the “Company”), including the portfolio of investments, as of December 31, 2016, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended. These financial statements and condensed financial information are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and condensed financial information based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and condensed financial information are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2016, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and condensed financial information referred to above present fairly, in all material respects, the financial position of The Finance Company of Pennsylvania as of December 31, 2016, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 24, 2017

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2016

ASSETS
Investments at fair value (Note 2):
Short Term Investments (identified cost $1,644,260)	$1,644,260
Bonds (identified cost $5,870,513)	5,936,471
Common Stocks & Mutual Funds (identified cost $24,034,105)	48,833,430
Total Investments	56,414,161
Cash	82,798
Accrued interest and dividends receivable	110,320
Prepaid expenses	33,871
Other assets	4,148
Total	$56,645,298

LIABILITIES
Accounts Payable	28,965
Accrued expenses and taxes (Note 1)	387,463
Advisory fees payable (Note 8)	17,554
Due to shareholder - redemption	14,152
Payroll taxes payable	1,528
Dividends payable	1,282,880
Covered call options written at fair value (premiums received $60,645)	145,915
Total	1,878,457
NET ASSETS	$54,766,841

COMPONENTS OF NET ASSETS
Paid in Capital	$10,141,180
Accumulated Net Realized Gain on Investments and Written Options	19,852,283
Net Unrealized Appreciation on Investments and Written Options	24,773,378
Net assets equivalent to $1,375.67 per share on shares of 39,811, $10 par value capital stock outstanding at December 31, 2016 (authorized 232,000 shares)	$54,766,841

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

SHORT-TERM SECURITIES—3.00%
Number of Shares		Identified Cost	Fair Value (Note 1)
1,644,260	Invesco Short Term Investment Trust - Treasury 0.10%†	$1,644,260	$1,644,260

BONDS-10.84%
Principal Amount
	U.S. GOVERNMENT & AGENCY OBLIGATIONS—0.69%
94,173	U.S. Federal Home Loan Mortgage 6% due 8/1/2019	$95,217	$96,995
92,747	U.S. Federal Home Loan Mortgage 3.5% due 9/1/2026	97,081	97,175
93,598	U.S. Federal National Mortgage Association 3.5% due 2/1/2027	99,620	97,676
50,521	Government National Mortgage Association II 5.5% due 1/20/2036	58,844	56,364
17,459	Government National Mortgage Association 5% due 5/15/2039	20,300	19,247
10,212	Government National Mortgage Association 6% due 4/15/2036	13,892	11,576
		384,954	379,033
	MUNICIPAL & CORPORATE BONDS—10.15%
40,000	Aetna Inc. 3.2% due 6/15/2026	39,842	39,571
65,000	Alameda Corridor CA 6.5% due 10/01/2019	68,654	70,015
67,496	Alt Bldg Concepts 4.16% due 12/20/2032	68,048	64,106
75,000	American International Group 3.90% due 4/1/2026	75,359	76,319
120,000	Apple Inc. 2.5% due 2/09/2025	119,479	115,309
155,000	Automatic Data Processing 3.375% due 9/15/2025	154,850	158,939
140,000	Bank of America Corp. 3.5% due 4/19/2026	139,749	138,134
80,000	Berkshire Hathaway 2.75% due 3/15/2023	79,808	79,700
155,000	Biogen Inc. 2.9% due 9/15/2020	154,749	156,977
200,000	California St Build America 6.65% due 3/1/2022	229,671	236,724
140,000	California Statewide 4.375% due 1/1/2023	140,000	146,856
100,000	Cerritos CA Cmnty 2.971% due 8/1/2022	100,000	101,368

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

BONDS — Continued
Principal Amount		Identified Cost	Fair Value (Note 1)
25,000	Cuyahoga Cnty OH Eco Dev 8.625% due 6/1/2022	$26,758	$27,820
175,000	Evergreen Park IL 5% due 12/01/2030	174,146	176,370
125,000	Florida St Hurricane Catastrophe 2.995% due 7/1/2020	122,136	127,993
165,000	Glendale CA Hlth Facs Revenue Insd 5.60% due 11/15/2025	187,136	191,608
200,000	Goldman Sachs Group Inc. 5.375% due 3/15/2020	197,190	216,997
25,000	Grand Terrace CA Cmty 7.2% due 9/1/2018	25,227	26,629
100,000	Harlingen TX Ctfs 3.5% due 8/15/2026	100,000	99,744
190,000	Honolulu City Cnty HI 3.368% due 7/1/2025	190,000	192,436
130,000	Illinois St Build 7.35% due 7/1/2035	143,822	137,995
100,000	Illinois St Sales Tax Taxable Building 3.081% due 6/15/2023	100,000	100,260
50,000	Louisiana Hsg Fin Agy 4.75% due 6/1/2027	51,768	52,196
200,000	Loyola University of Chicago 3.199% due 7/1/2022	200,000	197,306
145,000	Macon Bibb Cnty GA 6% due 8/01/2024	153,140	148,265
80,000	Maryland ST Health 5.0% due 7/01/2027	91,918	92,726
25,000	Massachusetts St. Housing 5.962% due 6/1/2017	25,000	25,364
100,000	Microsoft Corp. 2.65% due 11/03/2022	99,973	100,582
45,000	Montana State Board of Housing 5% due 12/1/2027	46,426	47,466
50,000	Montefiore Medical 2.895% due 4/20/2032	50,000	45,807
50,000	New Jersey State Health Care Facs 4.75% due 7/1/2025	53,354	57,417
90,000	New Mexico Mortgage Finance Authority 5.35% due 3/1/2030	92,098	95,996
225,000	New York NY Build America Bonds 5.487% due 12/1/2022	254,223	258,246
130,000	New York City NY 2.86% due 2/1/2027	130,000	124,800
150,000	New York St Dorm Authority Revenues 3.292% due 12/1/2021	150,000	156,413
125,000	New York St Transprtn Dev Corp 3.673% due 7/1/2030	125,000	118,993

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

BONDS — Concluded
Principal Amount		Identified Cost	Fair Value (Note 1)
200,000	Ohio St Water Dev Authority 4.879% due 12/1/2034	$200,000	$225,074
50,000	Oklahoma Hsg Fin Agy 4.5% due 9/1/2024	51,657	51,535
75,000	Philadelphia PA Authority for Indl Dev 3.964% due 4/15/2026	76,451	73,487
170,000	Philips 66 4.3% due 4/1/2022	177,675	182,532
180,000	Providence St Joseph Health 2.746% due 10/1/2026	180,812	170,397
150,000	Salt Lake City Utah 4.611% due 4/1/2023	150,000	160,477
100,000	Salt Lake Cnty UT Hosp 5.4% due 2/15/2028	105,009	117,143
30,000	Tobacco Settlement 6.375% due 5/15/2030	42,186	40,121
150,000	University North Carolina 2.535% due 12/1/2022	150,000	150,346
110,000	Victor Valley CA Cmty Col Dist 2.878% due 8/1/2026	110,000	103,700
75,000	Virginia St Resrcs Authority 4.753% due 11/1/31	82,245	79,179
		5,485,559	5,557,438
	Total Bonds	$5,870,513	$5,936,471

COMMON STOCKS & MUTUAL FUNDS — 89.17%
Number of Shares		Identified Cost	Fair Value (Note 1)
	ENERGY—14.68%
3,000	Devon Energy Corporation [1]	$128,363	$137,010
87,527	Exxon Mobil Corporation	115,517	7,900,187
	Total	243,880	8,037,197

	FINANCIALS—28.06%
5,200	American Express Company	192,972	385,216
8,000	Berkshire Hathaway B*	352,582	1,303,840
4,300	Chubb Limited	571,741	568,116
21,000	Fidelity National Financial Inc.	777,791	713,160
7,800	JP Morgan Chase & Co.	660,516	673,062
8,500	Marsh & McLennan Companies Inc.	116,669	574,515
74,013	PNC Financial Services Group Inc. [2]	44,728	8,656,561

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

COMMON STOCKS & MUTUAL FUNDS — Continued
Number of Shares		Identified Cost	Fair Value (Note 1)
20,100	Progressive Corporation	$708,173	$713,550
6,200	Renaissance RE Holdings LTD	654,842	844,564
12,000	State Street Corporation	88,500	932,640
	Total	4,168,514	15,365,224

	INFORMATION TECHNOLOGY—3.18%
1,900	Alliance Data Systems Corporation	434,828	434,150
10,100	Cognizant Tech Solutions CL A *	559,196	565,903
2,500	Int'l Business Machines Corp. [1]	59,809	414,975
15,100	Western Union Company	330,234	327,972
	Total	1,384,067	1,743,000

	CONSUMER DISCRETIONARY—7.39%
6,500	Brinker International Inc.	335,448	321,945
9,200	Carnival Corporation	361,644	478,952
28,500	Gildan Activewear Inc.	938,924	723,045
9,400	Omnicom Group Inc	731,719	800,034
25,100	Twenty First Century Fox Inc.	740,579	703,804
1,600	Whirlpool Corporation	285,846	290,832
23,100	Winnebago Industries Inc.	548,906	731,115
	Total	3,943,066	4,049,727

	CONSUMER STAPLES—4.03%
22,000	Coca Cola Company	9,597	912,120
4,000	Colgate Palmolive Company	110,116	261,760
4,000	Diageo PLC Sponsored ADR	459,142	415,760
15,200	Unilever PLC SPSD ADR	670,384	618,640
	Total	1,249,239	2,208,280

	INDUSTRIALS—9.17%
2,100	3M Company	345,420	374,997
17,000	AerCap Holdings N.V. *	735,607	707,370
10,100	Donaldson Company Inc.	369,035	425,008
9,850	Eaton Corporation Plc	694,905	660,837
7,500	Emerson Electric Company	57,084	418,125

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

COMMON STOCKS & MUTUAL FUNDS — Continued
Number of Shares		Identified Cost	Fair Value (Note 1)
4,600	General Electric Company	$77,738	$145,360
6,800	Graco Inc.	571,621	565,012
4,200	Parker Hannifin Corp.	509,501	588,000
6,350	Rockwell Collins, Inc.	595,365	589,026
4,800	United Parcel Service Class B	387,645	550,272
	Total	4,343,921	5,024,007

	MATERIALS—4.13%
23,000	Axalta Coating Systems LTD *	601,843	625,600
11,500	Crown Holdings Inc.*	637,412	604,555
18,000	Dow Chemical Company	116,338	1,029,960
	Total	1,355,593	2,260,115

	HEALTHCARE—8.11%
16,950	Abbott Laboratories	727,968	651,050
1,400	Allergan PLC	266,431	294,014
2,300	Becton Dickinson & Company	61,597	380,765
7,400	Cardinal Health Inc.	604,303	532,578
9,600	Johnson & Johnson	52,842	1,106,016
6,600	Laboratory Corp. of America *	834,918	847,308
10,700	Merck & Co. Inc.	114,053	629,909
	Total	2,662,112	4,441,640

	REAL ESTATE—0.87%
15,100	CBRE Group Inc. *	486,987	475,499

	TELECOMMUNICATION SERVICES—0.49%
5,000	Verizon Communications Inc.	37,808	266,900

	INTERNATIONAL—9.06%
32,977	Brown Advisory Emg Mkts Inv.	278,000	280,968
87,258	Dreyfus International Stock I	1,204,159	1,297,525
29,481	Harbor International Funds	1,100,000	1,721,989
15,139	Longleaf International I	182,000	204,831
30,707	Oakmark International Fund I	601,865	697,058

See Notes to Financial Statements

FINANCE COMPANY OF PENNSYLVANIA
PORTFOLIO OF INVESTMENTS

December 31, 2016

COMMON STOCKS & MUTUAL FUNDS — Continued
Number of Shares		Identified Cost	Fair Value (Note 1)
25,929	Seafarer Overseas Growth and Income	$300,000	$288,850
30,661	Touchstone Sands Cptl Emerg Mkts *	310,894	289,441
15,036	WCM Focused International Growth Instl.	182,000	181,179
	Total	4,158,918	4,961,841
	Total Common Stocks & Mutual Funds	24,034,105	48,833,430
	Total Investments—103.01%	$31,548,878	$56,414,161
	Liabilities in excess of other assets—(3.01%)		(1,647,320)
	NET ASSETS—100%		$54,766,841

*	Non-income producing.

†	Variable rate security, rate disclosed is as of 12/31/16.

[1]	All shares are pledged as collateral for call options written.

[2]	10,000 shares are pledged as collateral for call options written.

ADR—American Depository Receipt

See Notes to Financial Statements

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

INVESTMENT INCOME:
Income:
Dividends	$1,067,036
Interest	224,491
Total	1,291,527

Expenses:
Compensation (Note 8)	287,000
Compliance fees	56,415
Custodian	7,038
Directors’ fees (Note 8)	107,850
Insurance	64,676
Investment advisory fees (Note 8)	145,964
Printing and postage	14,592
Professional fees	287,393
Other office and administrative	89,728
Total	1,060,656
Net investment income	230,871

REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain from:
Investments	2,280,957
In-kind transfers (Note 4)	576,312
Written options	—
Net realized gain	2,857,269
Net change in unrealized appreciation / (depreciation) on:
Investments	3,396,984
Written options	(75,117)
Net change in unrealized appreciation / (depreciation)	3,321,867
Net realized and unrealized gain on investments	6,179,136
Capital gains tax payable on behalf of shareholders (Note 1)	(302,927)
Net increase in net assets resulting from operations	$6,107,080

See Notes to Financial Statements

STATEMENT OF CHANGES IN NET ASSETS

For the Years Ended December 31,

	2016	2015
Increase (Decrease) in Net Assets from:
Operations:
Net investment income	$230,871	$441,462
Net realized gain on investments	2,857,269	5,985,292
Change in net unrealized appreciation/ (depreciation) on investments	3,321,867	(8,418,076)
Capital gains tax payable on behalf of shareholders (Note 1)	(302,927)	(346,404)
Net increase/(decrease) in net assets resulting from operations	6,107,080	(2,337,726)
Undistributed investment income included in price of shares redeemed	(5,949)	(57,434)
Realized gain from security transactions included in price of shares redeemed	(4,914)	(145,566)
Dividends to shareholders from net investment income	(224,922)	(384,028)
Dividends to shareholders from short-term capital gains	(1,468,617)	(1,142,592)
Capital Share Transactions:
(Exclusive of amounts allocated to investment income and net realized gain from security transactions) (Note 1):
Cost of shares of capital stock redeemed	(589,060)	(3,616,959)
Total increase (decrease) in net assets	3,813,618	(7,684,305)
Net Assets:
Beginning of year	50,953,223	58,637,528
End of year	$54,766,841	$50,953,223

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016

1. SIGNIFICANT ACCOUNTING POLICIES

The Finance Company of Pennsylvania (the “Company”) is registered under the Investment Company Act of 1940, as amended, as a regulated open-end investment company. On April 21, 1964, the stockholders approved amendments to the Articles of Incorporation whereby, since that date, the Company has held itself ready to redeem any of its outstanding shares at net asset value. Net asset value for redemptions is determined at the close of business on the day of formal tender of shares or the next day on which the New York Stock Exchange is open. There were 459 and 2,857 shares of capital stock redeemed during the years ended December 31, 2016 and 2015, respectively. There were no other capital share transactions during the years ended December 31, 2016 and 2015.

The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

Portfolio Valuation

Equity securities and exchange traded options that are listed on an exchange are valued at the last quoted sales price. When valuing equity securities that are not listed on an exchange or have not traded, the Company uses the mean between the bid and asked prices for that day. Fixed income securities are valued on the basis of prices provided by pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such securities, market transactions in comparable securities and various relationships between securities. When valuing fixed income securities that mature within sixty days, the Company uses amortized cost which approximates fair value. It is the responsibility of the Company’s Board of Directors (the “Board”) to establish fair valuation procedures. When valuing securities for which market quotations are not readily available or for which the market quotations that are available are considered inapplicable, the Company determines a fair value in good faith in accordance with these procedures.

Federal Income Taxes

No provision has been made for Federal income taxes other than capital gains tax because the Company has elected to be taxed as a regulated investment company meeting certain requirements of Subchapter M of the Internal Revenue Code. As such, the Company is paying the applicable federal capital gains tax for shareholders and retaining the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders.

NOTES TO FINANCIAL STATEMENTS — Continued

Distributions to shareholders

Dividends to shareholders from net investment income, if any, are paid quarterly. Distributions of capital gains, if any, are made at least annually, and as required to comply with federal excise tax requirements. Distributions to shareholders are determined in accordance with income tax regulations and recorded on the ex-dividend date.

Equalization

The Company follows the accounting practices known as “equalization” by which a portion of the costs of redemption of capital shares equivalent to the amount, on a per share basis, of distributable investment income on the date of the transaction is charged to the undistributed income, so that undistributed income per share is unaffected by Company shares redeemed. Similarly, on redemptions, a pro rata portion of realized capital gains is charged against undistributed realized gains.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Investing in Government Sponsored Agency Securities

The Company invests in United States Government sponsored entities. Such sponsored entities, although chartered and sponsored by the U.S. Congress, are not funded by Congressional appropriations and are neither guaranteed nor insured by the United States Government.

Security Transactions, Investment Income, and Realized Gain/Loss

Security transactions are accounted for on the trade date. Dividend income, distributions from other investment companies, and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Expenses are recorded on an accrual basis. Realized gains and losses are based on the specific identified cost method for both financial and federal income tax purposes.

2. FAIR VALUE MEASUREMENT

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent

NOTES TO FINANCIAL STATEMENTS — Continued

in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

●	Level 1 — unadjusted quoted prices in active markets for identical assets and liabilities

●	Level 2 — other significant observable inputs (including quoted prices for similar assets and liabilities, interest rates, prepayment speeds, credit risk, etc.)

●	Level 3 — significant unobservable inputs (including the Company’s own assumptions in determining the fair value of assets and liabilities)

The following is a summary of the inputs used as of December 31, 2016 in valuing the Company’s investments carried at fair value:

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total Value
Assets
Investments in securities
Common stock	$43,871,589	$—	$—	$43,871,589
U.S. government and agency obligations	—	379,033	—	379,033
Municipal and corporate bonds	—	5,557,438	—	5,557,438
Mutual funds	4,961,841		—	4,961,841
Short-term investments	1,644,260	—	—	1,644,260
Total	$50,477,690	$5,936,471	$—	$56,414,161

Liabilities
Written options	$145,915	$—	$—	$145,915

See Portfolio of Investments for values by industry classification.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Company’s policy is to disclose transfers between levels at the reporting period end. For the year ended December 31, 2016 there were no transfers between levels.

The Company did not own any investments classified as Level 3 during the year ended December 31, 2016.

NOTES TO FINANCIAL STATEMENTS — Continued

3. DERIVATIVE INSTRUMENTS

In accordance with FASB ASC 815-10, the Company has disclosed information intended to enable financial statement users to understand how and why the Company uses derivative instruments, how derivatives are accounted for under ASC 815-10 and how derivative instruments affect the Company’s financial position, results of operations.

Market risks of investing in derivatives

Derivative instruments are investments whose values are tied to the value of an underlying security or asset, a group of assets, interest rates, exchange rates, currency or an index. The Company periodically invests in options contracts. Derivatives may have little or no initial cash investment value relative to their market value exposure and therefore can produce significant gains or losses in excess of their cost. This is sometimes referred to as leverage. Leverage can magnify a portfolio’s gains and losses and therefore increase its volatility. A portfolio’s investments in derivatives may increase, decrease or change the level or types of exposure to certain risk factors. The market risk exposure from investing in option contracts is price volatility.

Price volatility risk

Derivatives tied to equity are exposed to potential price volatility. The prices of equity securities change in response to many factors, including a company’s historical and prospective earnings, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. Due to the complexities of markets, events in one market or sector may adversely impact other markets or sectors. Transactions in listed securities are settled/paid for upon delivery with its counterparties. Therefore, the risk of counterparty default for listed securities is considered minimal, as delivery of securities sold is only made once a portfolio has received payment. Payment is made on a purchase once the securities have been delivered by the counterparty. The trade will fail if either party fails to meet its obligations.

Options Contracts

The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company writes an option, if the underlying security does not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price. The Company does not write uncovered written options.

NOTES TO FINANCIAL STATEMENTS — Continued

At December 31, 2016, the Company has written covered calls as follows:

Common Stock	Expiration Date	Exercise Price	Premium Received	Number of Shares in Equity Contracts	Fair Value
Devon Energy Corporation	1/20/2017	$40.00	$11,488	3,000	$18,690
Int'l Business Machines Corp.	6/16/2017	165.00	13,524	2,500	22,125
PNC Financial Services Group Inc.	5/19/2017	110.00	35,633	10,000	105,100
			$60,645		$145,915

Transactions in written covered calls for year ended December 31, 2016 were as follows:

	Shares in Equity Contracts	Premium
Outstanding at January 1, 2016	2,700	$17,711
Covered Calls written during the period	39,400	130,079
Covered Calls exercised during the period	(26,600)	(87,145)
Outstanding at December 31, 2016	15,500	$60,645

The following is a summary of the location of derivatives on the Company’s Statement of Assets and Liabilities as of December 31, 2016:

Location on the Statement of Assets and Liabilities
Derivative Type	Liability Derivatives
Equity Contract	Covered Call Options Written, at Fair Value

The following is a summary of the Company's derivative instrument holdings categorized by primary risk exposure as of December 31, 2016:

Liability Derivatives Value
Total Value at December 31, 2016	Number of Shares in Equity Contracts
$145,915	15,500

NOTES TO FINANCIAL STATEMENTS — Continued

The following is a summary of the effect of derivative investments on the Company's Statement of Operations for the year ended December 31, 2016:

Derivative Type	Location of Gain (Loss) on Derivatives Recognized in Income	Realized Gain (Loss) on Derivatives Recognized in Income	Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Equity Contract	Net realized gain from written options, Net change in unrealized (Depreciation) on written options	$ —	$(75,117)

For the year ended December 31, 2016, the average quarterly balances of outstanding derivative financial instruments were as follows:

Options:
Average number of contracts written	99
Average notional value of contracts written	$701,063

4. PURCHASES AND SALES OF SECURITIES

The aggregate cost of securities purchased, the proceeds from sales and maturities of investments, and the cost of securities sold for the year ended December 31, 2016 were:

	Historical Cost of Investments Purchased	Proceeds from Sales and Maturities	Cost of Securities Sold and Maturities
Common Stocks and mutual funds	$25,721,522	$26,332,913	$24,000,449
U.S. Government & Agency Obligations	—	127,702	137,697
Municipal & Corporate Bonds	1,536,986	1,432,344	1,473,856
Total	$27,258,508	$27,892,959	$25,612,002

The amounts above do not include the fair value and cost of shares distributed in connection with redemptions. During the year ended December 31, 2016 the Company distributed common stock with fair value of $584,618 and cost of $8,306. The related gain of $576,312 has been disclosed in the Company’s Statement of Operations.

5. DISTRIBUTIONS TO SHAREHOLDERS

Ordinary income and short term capital gain distributions are determined in accordance with federal tax regulations, which may differ from accounting principles generally accepted in the United States of America.

NOTES TO FINANCIAL STATEMENTS — Continued

The tax character of dividends and distributions declared by the Company was as follows:

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Distributions paid from Ordinary Income	$1,693,539	$1,526,620

6. TAX MATTERS

For U.S. federal income purposes, the cost of securities owned, gross unrealized appreciation, gross unrealized depreciation and net unrealized appreciation/depreciation of investments at December 31, 2016 was as follows:

Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Net Unrealized Appreciation/ (Depreciation)
$31,605,014	$25,671,308	$862,161	$24,809,147

The difference between the book basis and the tax basis of net unrealized appreciation/(depreciation) is attributed primarily to the tax deferral of losses on wash sales.

FASB ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management has concluded that as of December 31, 2016, there were no uncertain tax positions that would require financial statement recognition, derecognition, or disclosure.

The Company files U.S. Federal and Pennsylvania state tax returns. No income tax returns are currently under examination. The Company’s federal and state tax returns remain open for examination for the years ended December 31, 2013 through December 31, 2016.

7. LEASE

The Company rents office space from an affiliate and has not entered into a formal lease agreement. The lessor company’s president is an officer and director of the Company. Minimum annual rental for this space is $28,437.

8. OTHER INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2016

Directors of the Company, who are not also employees, are paid a fee for attendance at meetings of the Board of Directors and its committees. Compensation of those Directors amounted to $107,850. The compensation of Officers of the Company, who are also employees of the Company, amounted to $287,000.

NOTES TO FINANCIAL STATEMENTS — Continued

Investment advisory fees payable monthly to Cooke & Bieler, LP, are based on the monthly closing equity portfolio value, less the value of certain investments at an annual rate of 0.50%. Cooke & Bieler, L.P. earned $127,164 for their services during the year ended December 31, 2016. Advisory fees payable to Cooke & Bieler, L.P. at December 31, 2016 were $11,352.

Investment advisory fees payable monthly to Schroder Investment Management North America Inc. are based on the monthly closing bond portfolio value at an annual rate of 0.30%. Schroder Investment Management North America Inc. earned $18,800 for their services during the year ended December 31, 2016. Advisory fees payable to Schroder Investment Management North America Inc. at December 31, 2016 were $6,202.

9. PRINCIPAL RISKS

In the normal course of business, the Company invests in securities and enters into transactions where risks exist due to fluctuations in the market (market risk) or failure of the issuer of a security to meet all its obligations (issuer credit risk). The value of securities held by the Company may decline in response to certain events, including those directly involving the issuers whose securities are owned by the Company; conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability, and currency and interest rate and price fluctuations. The extent of the Company’s exposure to market and issuer credit risks with respect to these financial assets is generally approximated by their value recorded in the Statements of Assets and Liabilities.

The Company invests a portion of its assets in fixed-income securities. See the Portfolio of Investments for these securities. Changes in market interest rates or economic conditions may affect the value and/or liquidity of such investments. Interest rate risk is the risk that prices of bonds and other fixed-income securities will increase as interest rates fall and decrease as interest rates rise.

GNMA and U.S. Government Bonds each invest a significant portion of its assets in securities backed by commercial or residential mortgage loans or in issuers that hold mortgage and other asset-backed securities. Please see the Portfolio of Investments for these securities. Changes in economic conditions, including delinquencies and/or defaults on assets underlying these securities, can affect the value, income and/or liquidity of such positions.

10. SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. Management has determined that there are no events that would require disclosure in the Company’s financial statement through this date.

CONDENSED FINANCIAL INFORMATION

Selected data for each share of capital stock outstanding throughout each period:

	Years Ended December 31,
	2016	2015	2014	2013	2012
Investment Income	$32.44	$34.12	$36.07	$35.47	$34.94
Expenses	26.64	23.16	20.41	17.69	17.73
Net Investment Income	5.80	10.96	15.66	17.78	17.21
Dividends from net investment income	(5.65)	(9.54)	(15.23)	(17.66)	(17.15)
Dividends from short term capital gains	(36.85)	(27.94)	(51.20)	(62.34)	(27.18)
Net realized gain (loss) and increase(decrease) in unrealized appreciation	147.08	(67.84)	36.77	247.38	69.70
Net increase (decrease) in net assets value	110.38	(94.36)	(14.00)	185.16	42.58
Net assets value:
Beginning of year	1,265.29	1,359.65	1,373.65	1,188.49	1,145.91
End of year	$1,375.67	$1,265.29	$1,359.65	$1,373.65	$1,188.49
Net Assets at end of period (in millions)	$54.8	$51.0	$58.6	$60.2	$52.2
Annual ratio of expenses to average net assets	2.02%	1.68%	1.45%	1.34%	1.47%
Annual ratio of net investment income to average net assets	0.44%	0.79%	1.11%	1.35%	1.43%
Annual portfolio turnover rate	53.12%	43.13%	77.53%	82.67%	40.44%
Annual Total Investment Return	12.08%	(4.18%)	3.82%	22.31%	7.58%
Number of shares outstanding at end of period in thousands	40	40	43	44	44

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2016
(Unaudited)

PURCHASES

STOCKS

	Changes During the Period	Balance December 31, 2016
	Number of Shares
Abbott Laboratories	4,850	16,950
AerCap Holdings N.V.	32,000	17,000
Allergan PLC	1,400	1,400
Alliance Data Systems Corporation	3,200	1,900
Axalta Coating Systems LTD	23,000	23,000
Brinker International, Inc.	6,500	6,500
Cardinal Health Inc.	2,400	7,400
CBRE Group Inc.	30,200	15,100
Chubb Limited	8,600	4,300
Cognizant Tech Solutions CL A	13,200	10,100
Crown Holdings Inc.	2,100	11,500
Eaton Corporation Plc	4,200	9,850
Fidelity National Financial Inc.	3,100	21,000
Gildan Activewear Inc	3,900	28,500
Graco Inc.	9,900	6,800
J P Morgan Chase Co.	27,400	7,800
Progressive Corporation	20,100	20,100
Rockwell Collins Inc	9,800	6,350
Twenty First Century Fox Inc	11,200	25,100
Tiffany & Company	12,600	—
Unilever PLC SPSD ADR	7,000	15,200
United Parcel Service Class B	1,600	4,800
Whirlpool Corporation	1,600	1,600

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2016
(Unaudited)

SALES

STOCKS

	Changes During the Period	Balance December 31, 2016
	Number of Shares
3M Company	400	2,100
Abbott Laboratories	2,450	16,950
AerCap Holdings N.V.	32,000	17,000
Alliance Data Systems Corporation	1,300	1,900
Becton, Dickinson & Company	700	2,300
Brinker International, Inc.	6,500	6,500
Cardinal Health Inc.	2,800	7,400
CBRE Group Inc.	15,100	15,100
Chubb Limited	8,600	4,300
Cognizant Tech Solutions CL A	3,100	10,100
Crown Holdings Inc.	3,800	11,500
Devon Energy Corporation	4,500	3,000
Donaldson Company Inc.	550	10,100
Eaton Corporation Plc	4,950	9,850
Exxon Mobil Corporation	770	87,527
General Electric Company	6,500	4,600
Graco Inc.	6,800	6,800
J P Morgan Chase Co.	29,400	7,800
Kohls Corporation	6,900	—
Marsh & McLennan Companies Inc.	6,000	8,500
Parker Hannifin Corporation	1,400	4,200
PNC Financial Services Group Inc.	5,826	74,013
Proctor & Gamble Company	5,300	—
Progressive Corporation	20,100	20,100
Qualcomm Incorporated	1,800	—
Reliance Steel & Aluminum Co.	3,500	—
Rockwell Collins Inc	6,350	6,350
State Street Corporation	1,300	12,000
Tiffany & Company	12,600	—
Twenty First Century Fox Inc	5,600	25,100
United Parcel Service Class B	2,600	4,800
Walmart Stores Inc.	6,900	—
Western Union Company	3,800	15,100
Winnebago Industries Inc.	6,500	23,100
W.W. Grainger Inc.	1,800	—

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2016
(Unaudited)

PURCHASES

BONDS

	Changes During the Period	Balance December 31, 2016
	Number of Units
Harlingen TX Ctfs 3.5% 8/15/2026	100,000	100,000
Prov St Joseph Health 2.746% 10/2/2026	180,000	180,000
San Diego CA Hsng Auth 0.38645% 1/15/2035	200,000	—

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2016
(Unaudited)

CALLS

BONDS

	Changes During the Period	Balance December 31, 2016
	Number of Units
U.S. Federal Home Loan Mtg 6% 7/1/2019	4,455	—
U.S. Federal Home Loan Mtg 6% 8/1/2019	19,598	94,173
U.S. Federal Home Loan Mtg 3.5% 9/1/2026	8,528	92,747
U.S. Federal National Mtg Assoc 3.5% 2/1/27	19,485	93,598
Government National Mortgage Assoc II 5.5% 1/20/2036	5,585	50,521
Government National Mortgage Association 5% 5/15/2039	3,108	17,459
Government National Mortgage Association 6% 4/15/2036	2,126	10,212
Alameda Corridor CA 6.5% 10/1/19	15,000	65,000
Alt Bldg Concepts 4.160% 12/20/32	1,101	67,496
California Statewide 4.375% 1/1/2023	5,000	140,000
Ensco Plc 4.5% 10/01/2024	90,000	—
Glendale CA Hlth Facs Revenue Insd 5.600 11/15/2025	10,000	165,000
Grand Terrace CA Cmty 7.2% 9/1/2018	10,000	25,000
Louisiana Hsg Fin Agy 4.75% 6/1/27	5,000	50,000
Macon Bibb Cnty GA 6% 8/01/2024	15,000	145,000
Massachusetts St. Hsg. 5.962% 6/1/2017	25,000	25,000
Montana ST BRD HSG 5% 12/1/2027	10,000	45,000
New Mexico Mtg Fin Auth 5.35% 3/1/30	10,000	90,000
Oklahoma Hsg Fin Agy 4.5% 9/1/2024	10,000	50,000
San Diego CA Hsng Auth 0.38645% 1/15/2035	200,000	—

PART C
Item 28. Exhibits

(a)
Articles of Incorporation as amended December 29, 1961 and April 21, 1964 are incorporated by reference to Exhibit (1) of the Company’s Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

(b)	By-laws as amended through May 11, 2016 are filed herewith.

(c)	See Article I and Article VI of the Company’s By-laws, which are filed herewith.

(d)(1)
Investment Advisory Contract between the Company and Cooke & Bieler, L.P. dated April 29, 2005 is incorporated by reference to Exhibit (d)(1) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(d)(2)
Investment Advisory Agreement between the Company and Schroder Investment Management North America Inc. dated April 29, 2005 is incorporated by reference to Exhibit (d)(2) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(g)(i)
Custodian Agreement between the Company and U.S. Bank National Association dated June 25, 2012 is incorporated by reference to Exhibit (g)(i) of the Company’s Post Effective Amendment No. 37 to its Registration Statement on Form N-1A.

(p)(i)	Code of Ethics under Rule 17j-1 of the Company is incorporated by reference to Exhibit (p)(i) of the Company’s Post Effective Amendment No. 24 to its Registration Statement on Form N-1A.

(p)(ii)	Code of Ethics under Rule 17j-1 of Cooke & Bieler, L.P. is incorporated by reference to Exhibit (p)(ii) of the Company’s Post Effective Amendment No. 41 to its Registration Statement on Form N-1A.

(p)(iii)
Code of Ethics under Rule 17j-1 of Schroder Investment Management North America Inc. is incorporated by reference to Exhibit (p)(iii) ) of the Company’s Post Effective Amendment No. 41 to its Registration Statement on Form N-1A.

Item 29. Persons Controlled by or Under Common Control with the Fund

NONE

Item 30. Indemnification

Sections 1741 et seq. of the Pennsylvania Business Corporation Law (the PBCL) provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable unless a court determines upon application that the person is fairly and reasonably entitled to indemnification despite the adjudication of liability. However, Section 1746 of the PBCL provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against themselves as such directors or officers if they are successful on the merits or otherwise in the defense of such actions.

The Company’s By-Laws also provide indemnification to the directors and officers of the Company to the fullest extent permitted by law. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to directors and officers for liabilities.

Item 31. Business and Other Connections of the Investment Adviser — NONE.

Item 32. Principal Underwriters — NOT APPLICABLE.

Item 33. Location of Accounts and Records

Mr. Charles Mather, III, President, The Finance Company of
Pennsylvania, 400 Market Street, Suite 425,
Philadelphia, Pennsylvania 19106.

Cooke & Bieler, L.P.
1700 Market Street, Suite 3222
Philadelphia, Pennsylvania 19103

Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor
New York, New York 10022

U.S. Bancorp Fund Services
615 E. Michigan Street
Milwaukee, WI 53202

Item 34. Management Services — NONE.

Item 35. Undertakings — NOT APPLICABLE.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this city of Philadelphia and Commonwealth of Pennsylvania on the 28th day of April, 2017.

THE FINANCE COMPANY OF PENNSYLVANIA

By:	/s/ Charles E. Mather III
Charles E. Mather III, President